UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary proxy statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

MYLAN N.V.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Ordinary shares, nominal value €0.01 per share
	(2)	Aggregate number of securities to which transaction applies: 339,346,561
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)

Proposed maximum aggregate value of transaction:

$27,798,385,017.03

Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 147,541,983 Perrigo Company plc ordinary shares (the sum of (x) 146,262,983 Perrigo Company plc ordinary shares outstanding (as reported in Perrigo Company plc’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2015), (y) 850,000 Perrigo Company plc ordinary shares issuable upon the exercise of outstanding options (as reported in Perrigo Company plc’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014) and (z) 429,000 Perrigo Company plc ordinary shares issuable upon settlement of restricted stock units (as reported in Perrigo Company plc’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014) and (ii) the average of the high and low sales prices of Perrigo Company plc ordinary shares as reported on the New York Stock Exchange on April 29, 2015 ($188.41).

	(5)	Total fee paid: $3,230,172.34 (Calculated as the product of the maximum aggregate offering price and 0.00011620)
☐	Fee paid previously with preliminary materials.
☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: $1,944,343.96
	(2)	Form, Schedule or Registration Statement No.: Form S-4 (Registration Number 333-203873)
	(3)	Filing Party: Mylan N.V., Commission File No. 333-199861
	(4)	Date Filed: May 5, 2015

PRELIMINARY—SUBJECT TO COMPLETION

Dear Mylan N.V. Shareholders:

Over the past decade, Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands (“Mylan”), has undergone a strategic transformation from a domestic generics company into a global leader in the pharmaceutical industry—one with unprecedented scale in our operating platform, diversity in our portfolio, and significant control over the cost and quality of our products. In addition to the cultivation of numerous organic growth drivers, a key aspect of our transformation and growth has been meaningful participation in the ongoing consolidation of the global pharmaceutical industry. Mylan has been highly active in evaluating—and acquiring—strategic companies and assets within the industry that will effectively build on our operating platform and commercial presence, complement our existing strengths and capabilities, enhance our financial flexibility, strengthen our competitive position, and deliver additional value to our shareholders and other stakeholders, including employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates.

While many companies talk about their long term growth strategies, Mylan has followed through with a series of strategic acquisitions in recent years, including Matrix Laboratories and the generics business of Merck KGaA in 2007, Bioniche Pharma in 2010, Agila Specialties in 2013 and, most recently, Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business earlier this year, resulting in increased revenues, synergies ahead of our target levels, robust growth in adjusted earnings per share and significant benefits to Mylan’s shareholders and other stakeholders.

In furtherance of this strategy, Mylan identified Perrigo Company plc, a public limited company incorporated under the laws of Ireland (“Perrigo”), as an exceptional company and the right next strategic transaction for Mylan. We believe that the combination of Mylan and Perrigo would deliver to Mylan’s and Perrigo’s shareholders significantly greater near-term and long-term value than they could otherwise obtain on a standalone basis and would further the interests of Mylan’s other stakeholders. The combination of Mylan and Perrigo demonstrates clear and compelling industrial logic and we expect this combination to result in a combined company that has complementary businesses and cultures, unmatched scale in its operations and ability to deliver products and services, one of the industry’s broadest and most diversified portfolios, and immense reach across distribution channels around the world. We expect this unique infrastructure will be able to maximize evolving industry dynamics and capitalize on key trends.

Mylan and Perrigo had previously engaged in dialogue regarding a possible business combination and Mylan believes now is the opportune time to bring the two companies together. In recent weeks, Mylan has repeatedly offered to have constructive discussions with Perrigo regarding its current offer for Perrigo, but Perrigo has refused to engage in discussions. Mylan continues to hope that it is possible to reach a consensual transaction with Perrigo; however, given the compelling nature of this transaction and Mylan’s commitment to making this combination a reality, Mylan is moving forward to complete the transaction as quickly as possible. To that end, on April 24, 2015, Mylan issued a public announcement pursuant to Rule 2.5 of the Irish Takeover Rules (which Mylan updated and revised on April 29, 2015), setting forth our legally binding commitment to commence an offer to acquire all of the outstanding ordinary shares, par value €0.001 per ordinary share of Perrigo (“Perrigo ordinary shares”), for (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 ordinary shares, nominal value €0.01 per share, of Mylan (“Mylan ordinary shares”). The terms and conditions of this exchange offer for the Perrigo ordinary shares are set forth in the prospectus/offer to exchange that we filed with the Securities and Exchange Commission on May 5, 2015. As set forth in the Rule 2.5 announcement, Mylan has reserved the right, with the consent of the Irish Takeover Panel, to elect to implement the acquisition by way of a scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland, as amended, or Sections 449 to 455 of the Companies Act 2014 of Ireland, as the case may be. Mylan’s offer reflects an effective implied value of $232.23 per Perrigo ordinary share based on the closing price of a Mylan ordinary share on April 8, 2015, the first day of market reaction to Mylan’s initial proposal to acquire Perrigo.

Mylan is undertaking the acquisition of Perrigo (the “Acquisition”), including the issuance of Mylan ordinary shares to Perrigo ordinary shareholders as part of the consideration for the Acquisition (the “Share Issuance”), because we believe that the combination of Perrigo and Mylan is a compelling strategic fit, which will help Mylan accomplish a number of its goals. Specifically, the combination will result in a one-of-a-kind global healthcare company with a strong financial profile, including approximately $15.3 billion in 2014 pro forma total revenues, meaningful cost savings and operational and other synergies, unmatched quality, scale, flexibility and vertical integration and a more diverse and powerful platform. Further, we believe that the market, taking into account all available information, recognizes the value of the proposed combination of Mylan and Perrigo, as evidenced by the increases in the closing trading prices of Mylan ordinary shares (to $68.63) and Perrigo ordinary shares (to $195.00) of 14.8% and 18.4%, respectively, between April 7, 2015 and April 8, 2015, the day we first publicly disclosed our offer for Perrigo.

Mylan currently anticipates that the Acquisition will be accretive to Mylan’s adjusted annual earnings per share on a fully synergized basis. Although no assurance can be given that any particular level of cost savings, and operational and other synergies will be achieved, Mylan currently expects the combination will result in at least $800 million of annual pre-tax operational synergies by the end of year four following the consummation of the Acquisition. Mylan anticipates that the combination of Mylan and Perrigo will result in substantial free cash flows to drive rapid deleveraging and enhanced reinvestment into the business, with the combined company expected to maintain an investment grade credit rating.

Mylan anticipates the combination of Mylan and Perrigo will be a powerful and diversified platform. By combining these two businesses, which we believe to be highly complementary, the combined company will have a strong presence in key developed and emerging markets around the world, an attractive, diversified portfolio with critical mass across generics, OTC, specialty brands and nutritionals and a world-class operating platform. Mylan believes that this unique infrastructure will be able to maximize evolving industry dynamics and capitalize on key trends, including the unprecedented number of transfers of proven prescription drugs (Rx) to nonprescription (OTC) status (Rx to OTC switches) underway.

Following the Acquisition, Mylan will have greater potential for continued expansion through business development and acquisitions across business lines. Each of Mylan and Perrigo have strong R&D capabilities, including broad technological capabilities across prescription, OTC and nutritionals products, and expertise in complex, difficult-to-formulate products, and Mylan believes that the combined company would continue to expand our pipeline and drive long-term growth.

In conclusion, Mylan is highly confident in its evaluation of the proposed acquisition of Perrigo, and that it will provide compelling strategic and financial value to Mylan’s shareholders and other stakeholders.

We look forward to your full support.

Very truly yours,

Robert J. Coury	Heather Bresch
Executive Chairman	Chief Executive Officer
Mylan N.V.	Mylan N.V.

After careful consideration and deliberation, the Board of Directors of Mylan (the “Mylan Board”) unanimously approved the Acquisition and the Share Issuance. The Mylan Board unanimously recommends that Mylan shareholders vote “FOR” the proposal to approve the Acquisition and the Share Issuance. Mylan encourages you to read the accompanying proxy statement, including the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 20 of the accompanying proxy statement.

The accompanying proxy statement is dated [●], 2015 and is first being mailed to the shareholders of Mylan on or about [●], 2015.

Mylan N.V.

Albany Gate, Darkes Lane

Potters Bar, Herts EN6 1AG

United Kingdom

+44 (0) 1707 853 000

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

To Be Held On [●], 2015

Dear Mylan N.V. Shareholders:

We are pleased to convene an extraordinary general meeting of shareholders of Mylan N.V. (“Mylan”), which will be held at [●] on [●], 2015 at [●] Central European Time (CET), with the following agenda:

•	Opening of the meeting;

•	Approval under article 2:107a of the Dutch Civil Code of the acquisition, directly or indirectly (whether by way of an offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo Company plc (“Perrigo”) outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and the issuance of Mylan ordinary shares to Perrigo shareholders (the “Share Issuance” and, together with the Acquisition, the “Transaction”) as part of the consideration in the Acquisition (the “Proposal”) (voting item);

•	Questions; and

•	Closing of the meeting.

No business will be voted on at the extraordinary general meeting except such voting item as stated in the above-mentioned agenda. Please refer to the accompanying proxy statement for further information with respect to the item to be voted on at the Mylan extraordinary general meeting.

The Board of Directors of Mylan (the “Mylan Board”) has fixed [●], 2015 as the record date (registratiedatum) (the “Record Date”) and Mylan’s shareholders’ register (the “Register”) as the relevant register for determination as of the Record Date of the holders of Mylan ordinary shares and others with meeting rights under Dutch law with respect to Mylan ordinary shares who are entitled to attend and, if relevant, vote at the Mylan extraordinary general meeting. Those who are holders of Mylan ordinary shares or who otherwise have such meeting rights with respect to Mylan ordinary shares on the Record Date and who are registered as such in the Register may attend the extraordinary general meeting of shareholders and, if relevant, vote at such meeting in person, or authorize a third party to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy card.

The Record Date shall not apply to Mylan preferred shares; those who hold Mylan preferred shares, or who otherwise have meeting rights under Dutch law with respect to Mylan preferred shares, at the time of the Mylan extraordinary general meeting may attend and, if relevant, vote at such meeting.

Holders of Mylan ordinary shares and others with meeting rights under Dutch law with respect to Mylan ordinary shares who are not registered in the Register may request, if eligible for registration, to be registered in the Register not later than the Record Date by means of a request sent to Mylan either in writing (such notice to be sent to Mylan’s office address as set out above to the attention of Mylan’s Corporate Secretary) or by sending an e-mail to [●].

Unless the context otherwise requires, references to (a) “Mylan ordinary shareholders” refer to both (i) shareholders who on the Record Date are registered in the Register as holders of Mylan ordinary shares and (ii) others with meeting rights under Dutch law with respect to Mylan ordinary shares, who on the Record Date are registered as such in the Register, (b) “Mylan preferred shareholders” refer to both (i) shareholders who at the time of the Mylan extraordinary general meeting hold Mylan preferred shares (if any) and (ii) others with meeting rights under Dutch law at the time of the Mylan extraordinary general meeting with respect to Mylan preferred shares (if any), and (c) “Mylan shareholders” refer to Mylan ordinary shareholders and Mylan preferred shareholders. The invitation to attend and vote at the extraordinary general meeting is being extended to such persons and also to the beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee.

Beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the Mylan extraordinary general meeting of shareholders unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares. In addition, beneficial owners of Mylan ordinary shares must provide proof of ownership, such as a recent account statement or letter from a brokerage firm, bank nominee, or other institution proving ownership on the Record Date.

Mylan shareholders and holders of a proxy card to vote Mylan shares who wish to attend and, if relevant, vote in person at the extraordinary general meeting of shareholders must so notify Mylan no later than [●] on [●], 2015 (the “Cut-Off Date”), in writing (such notice to be sent to Mylan’s office address set out above to the attention of Mylan’s Corporate Secretary). In addition, proper identification, such as a driver’s license or passport, must be presented at the meeting.

Proxy cards to vote ordinary shares, in person or otherwise, must be completed and received by Mylan no later than the Cut-Off Date. The Cut-Off Date does not apply to proxies to vote preferred shares.

The Mylan Board also has decided to allow Mylan ordinary shareholders to exercise their voting rights by electronic means after the Record Date but no later than the Cut-Off Date by (1) accessing the following Internet website: [●], or (2) calling the following toll-free number: [●]. Mylan ordinary shareholders who are registered as such in the Register as of the Record Date may exercise their voting rights in the manner described in the previous sentence. Votes cast in this manner shall be considered to have been cast at the extraordinary general meeting.

The affirmative vote of a majority of the valid votes cast at the extraordinary general meeting and a quorum of at least one-third of the issued shares is required for the approval of the Proposal.

For more information, see “The Extraordinary General Meeting” beginning on page 31 of the accompanying proxy statement.

Your vote is very important, regardless of the number of shares you may vote. If you do not expect to attend the extraordinary general meeting in person, please vote your ordinary shares as promptly as possible after the Record Date but no later than the Cut-Off Date by (1) accessing the following Internet website: [●], (2) calling the following toll-free number: [●], or (3) marking, signing, dating, and returning a proxy card for all of the shares you may vote (for which purpose you may use the postage-paid envelope provided), so that your shares may be represented and voted at the extraordinary general meeting. If your shares are held through and/or in the name of a broker, bank, trust company or other nominee, please follow the instructions on the voting instruction card furnished by such broker, bank, trust company or other nominee.

Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

Recommendation of the Mylan Board. After careful consideration and deliberation, the Mylan Board unanimously approved the Acquisition and the Share Issuance. The Mylan Board accordingly unanimously recommends that the Mylan shareholders vote “FOR” the Proposal.

Mylan encourages you to read the accompanying proxy statement and the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 20 of the accompanying proxy statement. If you have any questions concerning the Acquisition or the Share Issuance, would like additional copies or need help voting your Mylan shares, please contact Mylan’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 750-9499 (toll free)

+1 (212) 750-5833 (banks and brokers)

By Order and on behalf of the Mylan Board,

Joseph F. Haggerty

Corporate Secretary

Mylan N.V.

PROXY STATEMENT

This proxy statement is dated [●], 2015 and is being furnished (together with the enclosed proxy card) in connection with the solicitation of proxies at the direction of the Board of Directors of Mylan N.V. (“Mylan”) for use at the extraordinary general meeting of shareholders of Mylan to be held on [●], 2015 in connection with the proposed acquisition of Perrigo Company plc (“Perrigo”).

ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Mylan and Perrigo from other documents that are not included in or delivered with this proxy statement. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement by requesting them in writing or by telephone at the following address and telephone number:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 750-9499 (toll free)

+1 (212) 750-5833 (banks and brokers)

Mylan shareholders may also consult perrigotransaction.mylan.com for more information concerning the Transaction described in this proxy statement. Mylan’s website is www.mylan.com. Information included on Mylan’s website is not incorporated by reference into this proxy statement.

If you would like to request any documents, please do so by [●], 2015 or five business days before the date of the extraordinary general meeting, whichever is later, in order to receive them before the extraordinary general meeting.

For more information, see “Where You Can Find More Information” beginning on page 75 of this proxy statement.

NOTE ON INFORMATION CONCERNING PERRIGO

We have taken all information concerning Perrigo, its business, management and operations contained or incorporated by reference in this proxy statement from publicly available information. This information may be examined and copies may be obtained at the places and in the manner set forth in the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 75 of this proxy statement. We are not affiliated with Perrigo, and we have not had the cooperation of Perrigo’s management, advisors or auditors or due diligence access to Perrigo or its business or management. Therefore, non-public information concerning Perrigo’s business and financial condition was not available to us for the purpose of preparing this proxy statement. Although we have no knowledge that would indicate that any information or statements relating to Perrigo contained or incorporated by reference in this proxy statement are inaccurate or incomplete, we were not involved in the preparation of the information or the statements and cannot verify them.

Any financial information regarding Perrigo that may be detrimental to Mylan and its subsidiaries, including Perrigo, after completion of the Acquisition, and that has not been publicly disclosed by Perrigo, or errors in our estimates due to the lack of cooperation from Perrigo, may have an adverse effect on the benefits we expect to achieve through the consummation of the Transaction.

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QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND VOTING

The following questions and answers are intended to address briefly some questions that you, as a Mylan shareholder, may have regarding Mylan’s proposed acquisition of Perrigo and the matters being considered at the extraordinary general meeting. These questions and answers highlight only some of the information contained in this proxy statement. Mylan urges you to read carefully the entire proxy statement and the documents incorporated by reference into this proxy statement, because the information in this section does not provide all the important information with respect to the Transaction and the matters being considered at the extraordinary general meeting. See “Where You Can Find More Information” beginning on page 75 of this proxy statement.

Unless the context expressly provides otherwise, this proxy statement describes the rights of Mylan ordinary shareholders to attend and, if relevant, vote at the Mylan extraordinary general meeting of shareholders, including the procedures for convening the extraordinary general meeting and for Mylan ordinary shareholders exercising voting and other rights at such meeting. Additional or different rights, which are described in the Notice of Extraordinary General Meeting of Shareholders that accompanies this proxy statement, apply in respect of Mylan preferred shareholders.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you were a Mylan shareholder or beneficial owner of Mylan ordinary shares on the Record Date (as defined below) for the extraordinary general meeting. This proxy statement serves as the proxy statement through which the Board of Directors of Mylan (the “Mylan Board”) will solicit proxies to obtain the necessary shareholder approval in connection with Mylan’s proposed acquisition, directly or indirectly (whether by way of an offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and the issuance of Mylan ordinary shares to Perrigo shareholders as part of the consideration for the Acquisition (the “Share Issuance” and, together with the Acquisition, the “Transaction”).

Mylan is holding an extraordinary general meeting to obtain this approval. This proxy statement contains important information about the Transaction, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the extraordinary general meeting.

Your vote is very important. Mylan encourages you to mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope, or to vote over the Internet or by telephone, in accordance with the instructions contained in this proxy statement so that your Mylan ordinary shares may be represented and voted at the extraordinary general meeting. For more information, see the question below entitled “How do I vote?”.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will be held at [●] on [●], 2015 at [●] Central European Time (CET).

Q:	How can I attend the extraordinary general meeting?

A: If you wish to attend the extraordinary general meeting in person, please so inform Mylan in writing (such notice to be sent to Mylan’s office address as set forth in the Notice of Extraordinary General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary) prior to [●] on [●], 2015 (the “Cut-Off Date”).

Beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the Mylan extraordinary general meeting of shareholders unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares. In addition, beneficial owners of Mylan ordinary shares must provide proof of ownership, such as a recent account statement or letter from your brokerage firm, bank nominee, or other institution proving ownership on the Record Date.

Proper identification, such as a driver’s license or passport, must be presented at the meeting.

Q:	What will be the effect of the Share Issuance and Acquisition?

A:	It is expected that, following the consummation of the Transaction (assuming the acquisition by Mylan of all Perrigo ordinary shares) holders of Mylan ordinary shares will own approximately 61% of the outstanding Mylan ordinary shares on a fully diluted basis and former Perrigo shareholders will own approximately 39% of the outstanding Mylan ordinary shares on a fully diluted basis.

Q:	What will the relationship be between Mylan and Perrigo after the consummation of the Transaction?

A:	Following consummation of the Transaction (assuming the acquisition by Mylan of all Perrigo ordinary shares), Perrigo will be a wholly owned subsidiary of Mylan. For a description of the relevant accounting treatment of the Acquisition, see “The Transaction—Accounting Treatment” beginning on page 47 of this proxy statement.

Q:	Who is entitled to vote at the extraordinary general meeting and how many votes do they have?

A:	Dutch law provides that the record date for the extraordinary general meeting is required to be 28 days prior to the date of the extraordinary general meeting, which is [●], 2015 (the “Record Date”). Mylan ordinary shareholders who on the Record Date are registered in Mylan’s shareholder register (the “Register”) may attend the extraordinary general meeting of shareholders and, if relevant, vote at such meeting in person or authorize a third party to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy card.

If you are a beneficial owner of Mylan ordinary shares and hold your shares through a bank, broker, trust company or other nominee (“street name”), the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Mylan ordinary shares you beneficially own.

If you wish to vote the Mylan ordinary shares you beneficially own directly either in person at the extraordinary general meeting of shareholders or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Mylan ordinary shares.

As of the close of business on [●], 2015 (the last practicable date prior to the Record Date and the mailing of the proxy statement), there were [●] Mylan ordinary shares and [●] Mylan preferred shares outstanding and entitled to vote. Each Mylan share is entitled to one vote on each matter properly brought before the extraordinary general meeting.

Unless the context otherwise requires, references to (a) “Mylan ordinary shareholders” refer to both (i) shareholders who on the Record Date are registered in the Register as holders of Mylan ordinary shares and (ii) others with meeting rights under Dutch law with respect to Mylan ordinary shares, who on the Record Date are registered as such in the Register, (b) “Mylan preferred shareholders” refer to both (i)

shareholders who at the time of the Mylan extraordinary general meeting hold Mylan preferred shares (if any) and (ii) others with meeting rights under Dutch law at the time of the Mylan extraordinary general meeting with respect to Mylan preferred shares (if any), and (c) “Mylan shareholders” refer to Mylan ordinary shareholders and Mylan preferred shareholders. The invitation to attend and vote at the extraordinary general meeting is being extended to such persons. Beneficial owners of Mylan ordinary shares are invited to attend the extraordinary general meeting and, if they obtain a “legal proxy” as described above, to vote at the extraordinary general meeting.

Q:	What Proposal will be considered at the extraordinary general meeting?

A:	Mylan shareholders are being asked to approve the following Proposal related to the Transaction:

•	Approval under article 2:107a of the Dutch Civil Code of the acquisition, directly or indirectly (whether by way of an offer (and subsequent compulsory acquisition) or any other legal arrangement), of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and the issuance of Mylan ordinary shares to Perrigo shareholders (the “Share Issuance” and, together with the Acquisition, the “Transaction”) as part of the consideration in the Acquisition (the “Proposal”).

Q:	What vote is required to approve the Proposal?

A:	Approval of the Proposal requires the affirmative vote of an absolute majority of the valid votes cast at the extraordinary general meeting, and a quorum of at least one-third of the issued shares. Abstentions and failures to vote (as described below) are not considered to be votes cast for purposes of determining if the Proposal has been approved.

Q:	How many Mylan ordinary shares will Mylan’s directors and officers be entitled to vote at the extraordinary general meeting? Do you expect them to vote in favor of the Proposal?

A:	As of the close of business on [●], 2015 (the last practicable date prior to the Record Date and the mailing of this proxy statement), approximately [●]% of the outstanding Mylan ordinary shares were held by Mylan directors and executive officers and their affiliates. We expect that Mylan’s directors and executive officers will vote their shares in favor of the Proposal, although none of them has entered into any agreements obligating him or her to do so.

Q:	Why is shareholder approval of the Transaction required?

A:	Under Dutch law, resolutions of a company’s board of directors regarding a significant change in the identity or nature of the company or its business must be approved at a general meeting. Such resolutions include the acquisition of a company or a stake in a company with a value of at least one-third of the assets of the company (calculated based on the most recently adopted annual accounts plus the explanatory notes to that balance sheet). Based on Mylan’s most recently adopted annual accounts, Perrigo is valued at greater than one-third of Mylan’s assets. The approval of Mylan shareholders at a general meeting is therefore required to consummate the Acquisition. Also, under the NASDAQ listing rules, listed companies are required to obtain shareholder approval to issue, in connection with an acquisition, a number of ordinary shares that is greater than 20% of the company’s total number of ordinary shares outstanding before the issuance. The approval of Mylan shareholders at a general meeting is therefore required to consummate the Share Issuance.

If any term of the Transaction described in this proxy statement changes, in a manner that we believe is material to our shareholders, we will make supplemental disclosures to inform you of the change and, if legally required, resolicit proxies from our shareholders.

Q:	What will happen if the Proposal is not approved?

A:	If the Proposal is not approved, we will not be able to consummate the Acquisition or the Share Issuance.

Q:	How does the Mylan Board recommend that I vote?

A:	The Mylan Board unanimously approved the Acquisition and the Share Issuance. The Mylan Board unanimously recommends that the Mylan shareholders vote “FOR” the Proposal.

For more information regarding the recommendations of the Mylan Board, see “The Proposal—Approval of the Acquisition and the Share Issuance—Recommendation of the Mylan Board” beginning on page 34 of this proxy statement.

Q:	How do I vote?

A:	Mylan shareholders may cast their votes at the meeting or over the Internet, by submitting a proxy card or by calling a toll-free number in accordance with the instructions contained in this proxy statement.

If the ownership of your Mylan ordinary shares is reflected directly on the Register as of the Record Date and you vote by proxy, the individuals named on the enclosed proxy card will vote your Mylan ordinary shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Mylan Board, as described in this proxy statement.

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name through a bank, broker, trust company or other nominee, the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Mylan ordinary shares you beneficially own.

For more information about how to vote, please see “The Extraordinary General Meeting—Voting in Person” and “The Extraordinary General Meeting—Voting of Proxies” beginning on pages 32 and 33, respectively, of this proxy statement.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. If you hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters without instructions from you. The Proposal is considered a non-routine matter. You should instruct your broker, bank, trust company or other nominee as to how to vote your Mylan ordinary shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee. If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy, your shares will not be counted for purposes of determining a quorum at the extraordinary general meeting and they will not be voted on the Proposal.

Beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the Mylan extraordinary general meeting of shareholders, unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you fail to vote by failing to submit a properly executed proxy card to Mylan, or to vote over the Internet or by calling a toll-free number, in accordance with the instructions contained in this proxy statement in a timely fashion or by failing to attend the extraordinary general meeting to vote in person (a “failure to vote”) or fail to instruct your broker, bank, trust company or other nominee to vote, it will have no effect on the Proposal. If you mark your proxy or voting instructions expressly to abstain or to cast a “blank vote”, it will also have no effect on the Proposal. However, please see the question below “What constitutes a quorum?” for information on the effects of failures to vote or abstentions with respect to the determination of a quorum. For the avoidance of doubt, if a Mylan shareholder returns a properly executed proxy card in a timely fashion without indicating how to vote on the Proposal (and without indicating expressly to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by such proxy will be voted in favor of the Proposal in accordance with the recommendation of the Mylan Board, the vote will count for the purposes of determining the presence of a quorum, and it will not be considered a failure to vote.

Q:	How will Mylan effect the proposed Acquisition?

A:	We have made an offer to acquire all of the outstanding Perrigo ordinary shares directly from the Perrigo shareholders. Perrigo and its board of directors have not engaged with Mylan in substantive discussions about this offer. However, if the Perrigo board of directors later decides to recommend our offer to its shareholders, it is possible that we will agree with Perrigo to acquire all of the outstanding shares of Perrigo through a scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland, as amended, or Sections 449 to 455 of the Companies Act 2014 of Ireland, as the case may be. The Proposal gives us the flexibility to make this change without another shareholder vote.

Q:	What constitutes a quorum?

A:	For the Proposal one-third of the issued Mylan shares must be represented at the extraordinary general meeting to constitute a quorum. Abstentions, “blank votes” and invalid votes will be counted for purposes of determining the presence of a quorum (although they are considered to be votes that were not cast). Proxies returned by a broker, bank, trust company or other nominee as “non-votes” because they have not received voting instructions from the beneficial owners of the relevant Mylan ordinary shares will not be treated as shares present for purposes of determining the presence of a quorum. Failures to vote will not be counted for purposes of determining the presence of a quorum.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your properly executed proxy card in a timely fashion without indicating how to vote on the Proposal (and without indicating expressly to abstain or to cast a “blank vote”), the Mylan shares represented by your proxy will be voted in favor of the Proposal in accordance with the recommendation of the Mylan Board, the vote will count for the purposes of determining the presence of a quorum, and it will not be considered a failure to vote.

Q:	Can I change my vote after I have returned a proxy card?

A:	Yes. You can change your vote of your Mylan ordinary shares as indicated on your proxy card or revoke your proxy at any time prior to the Cut-Off Date. You can do this by (a) voting again by telephone or the Internet or (b) submitting another properly executed proxy card, dated as of a later date, either in writing (to be sent to Mylan’s office address as set forth in the Notice of Extraordinary General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary). Alternatively, you may give notice of your attendance at the meeting (prior to the Cut-Off Date in the manner described above) and vote in person.

If your shares are held through and/or in street name by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your voting instructions.

Q:	What happens if I transfer my Mylan ordinary shares before the extraordinary general meeting?

A:	The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Transaction is expected to be completed. If you transfer your Mylan ordinary shares after the Record Date, you will retain your right to attend and vote at the extraordinary general meeting.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:	Mylan expects to announce the preliminary voting results at the extraordinary general meeting. In addition, within four business days following certification of the final voting results, Mylan intends to file the final voting results of the extraordinary general meeting with the Securities and Exchange Commission (the “SEC”) on Form 8-K.

Q:	Are holders of Mylan shares entitled to appraisal rights?

A:	No. Under the Dutch Civil Code, holders of Mylan shares do not have appraisal or dissenters’ rights with respect to the Transaction.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement and vote your shares either in person or by telephone, the internet or the use of a proxy card, as described in this proxy statement.

If you are a Mylan ordinary shareholder who on the Record Date is registered in the Register, in order for your ordinary shares to be represented at the extraordinary general meeting, you can:

•	attend the extraordinary general meeting in person;

•	vote through the Internet or by telephone in accordance with the instructions contained in this proxy statement; or

•	indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope as described in this proxy statement.

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name through a bank, broker, trust company or other nominee, the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Mylan ordinary shares you beneficially own.

If you wish to vote the Mylan ordinary shares you beneficially own directly either in person at the extraordinary general meeting of shareholders or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Mylan ordinary shares.

Q:	Are there any risks in connection with the Transaction that I should consider?

A:	Yes. There are risks associated with the Transaction. These risks are discussed in more detail in the section entitled “Risk Factors” beginning on page 20 of this proxy statement.

Q:	Who can help answer my questions?

A:	If you have questions about the Transaction or the Proposal to be voted on at the extraordinary general meeting or if you desire additional copies of this proxy statement or additional proxy cards, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 750-9499 (toll free)

+1 (212) 750-5833 (banks and brokers)

Q:	Where can I find more information about Mylan?

A:	You can find more information about Mylan from various sources described under “Where You Can Find More Information” beginning on page 75 of this proxy statement.

SUMMARY

This summary highlights selected information from this proxy statement. To obtain a better understanding of the Proposal to approve the Acquisition and Share Issuance, you should read this entire proxy statement carefully, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this proxy statement by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information.” beginning on page 75 of this proxy statement. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Mylan (see page 36)

Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to the broadest range of high quality, affordable medicine, Mylan innovates to satisfy unmet needs; makes reliability and service excellence a habit; does what’s right, not what’s easy; and impacts the future through passionate global leadership. Mylan offers a growing portfolio of around 1,400 generic pharmaceuticals and several brand medications. In addition, Mylan offers a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. Mylan also operates one of the largest active pharmaceutical ingredient (“API”) manufacturers, and currently markets products in about 145 countries and territories. Mylan’s workforce of approximately 30,000 people is dedicated to creating better health for a better world, one person at a time.

Mylan is a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and its principal executive offices located at Albany Gate, Darkes Lane, Potters Bar, Herts EN6 1AG, United Kingdom. Mylan’s ordinary shares are traded on NASDAQ under the symbol “MYL”.

Perrigo (see page 36)

Perrigo develops, manufactures and distributes over-the-counter (“OTC”) and generic prescription pharmaceuticals, nutritional products and API, and has a specialty sciences business comprised of assets focused predominantly on the treatment of Multiple Sclerosis (Tysabri®). Perrigo is the world’s largest manufacturer of OTC healthcare products for the store brand market. Perrigo offers products across a wide variety of product categories primarily in the United States, the United Kingdom, Mexico, Israel and Australia, as well as many other key markets worldwide, including Canada, China and Latin America.

Perrigo is a public limited company incorporated under the laws of Ireland with its principal executive offices located at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland. In addition, the recent acquisition of Omega provides access to key European countries. The Perrigo ordinary shares are traded on the NYSE and the TASE under the symbol “PRGO”.

Tysabri® is a registered trademark of Biogen MA Inc.

The Transaction (see page 46)

This proxy statement serves as the proxy statement through which Mylan will solicit proxies to obtain the necessary shareholder approval in connection with the Acquisition and the Share Issuance.

On April 24, 2015, we issued a public announcement pursuant to Rule 2.5 of the Irish Takeover Panel Act 1997, Takeover Rules 2013 (the “Irish Takeover Rules”) (which we updated and revised on April 29, 2015), setting forth our legally binding commitment to commence an offer to acquire all of the Perrigo ordinary shares for (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 Mylan ordinary shares, nominal value €0.01 per share (the “offer”). Mylan’s offer reflects an effective implied value of $232.23 per Perrigo ordinary share based on the closing price of a Mylan ordinary share of $68.36 on April 8, 2015, the first day of market reaction to Mylan’s initial proposal to acquire Perrigo.

If the offer becomes or is declared wholly unconditional in all respects and we acquire 80% or more of the Perrigo ordinary shares, we intend to apply the provisions of Section 204 of the Companies Act of 1963 of Ireland, as amended, or Sections 456 to 460 of the Companies Act of 2014 of Ireland, as the case may be, to acquire compulsorily any outstanding Perrigo ordinary shares not acquired or agreed to be acquired pursuant to the offer or otherwise. In a compulsory acquisition, Perrigo shareholders will receive as consideration the same amount of cash and the same number of Mylan ordinary shares received by any Perrigo shareholder tendering in the offer. Alternatively, we may elect to implement the acquisition by way of a scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland, as amended, or Sections 449 to 455 of the Companies Act 2014 of Ireland, as the case may be.

Recommendation of the Mylan Board (see page 31)

The Mylan Board unanimously approved the Acquisition and the Share Issuance. The Mylan Board unanimously recommends that the Mylan shareholders vote “FOR” the Proposal.

Reasons for the Transaction (see page 41)

Mylan believes that Perrigo is the right next strategic transaction for Mylan and that the combination of Mylan and Perrigo demonstrates clear and compelling industrial logic and will generate significant value for our shareholders and other stakeholders through the creation of a one-of-a-kind global healthcare company that has complementary businesses and cultures, unmatched scale in its operations and ability to deliver products and services, one of the industry’s broadest and most diversified portfolios, and immense reach across distribution channels around the world. This unique infrastructure will be able to maximize evolving industry dynamics and capitalize on key trends. We believe that the combination of Mylan and Perrigo would deliver to Mylan’s and Perrigo’s shareholders significantly greater near-term and long-term value than they could otherwise obtain on a standalone basis and further the interests of Mylan’s other stakeholders.

More Diverse and Powerful Platform.

•	The businesses of Mylan and Perrigo are highly complementary. Mylan believes that the combined company will have a strong presence in key developed and emerging markets around the world, will open up new markets to Mylan products and provide a significant opportunity to optimize platforms in overlapping geographic regions.

•	Mylan expects the combined company will have an attractive, diversified portfolio with critical mass across generics, OTC, specialty brands and nutritionals.

•	Mylan anticipates the combined company will be a powerful commercial platform with strong reach across multiple channels, giving the combined company an increasingly important strategic advantage in light of the evolving distributor and payor dynamics across geographies.

•	Mylan believes the combined company would have a world-class operating platform, including an unrivaled combined manufacturing platform, renowned supply chain capabilities, vertical integration and global sourcing excellence with the cost advantages and flexibility to be a leading reliable source of high quality products around the world.

•	Each of Mylan and Perrigo have strong and complementary R&D capabilities, including broad technological capabilities across prescription, OTC and nutritionals products, a track record of success in securing approvals and expertise in complex, difficult-to-formulate products, and Mylan believes that the combined company would continue to expand our robust pipeline, bring hundreds of new products to market every year and drive long-term growth.

•	Mylan anticipates that the combined company will have greater potential for continued expansion through business development and acquisitions across business lines.

A Combined Company with a Strong Financial Profile.

•	The combination of Mylan and Perrigo will result in a stronger and more diverse platform with a strong financial profile, including approximately $15.3 billion in 2014 pro forma total revenues.

•	Mylan currently anticipates that the Acquisition will be accretive to the combined company’s adjusted annual earnings per share on a fully synergized basis.

•	Mylan anticipates that the combination of Mylan and Perrigo will result in substantial free cash flows to drive rapid deleveraging and enhanced reinvestment into the business, with the combined company expected to maintain an investment grade credit rating.

Meaningful Cost Savings and Other Synergies.

•	Mylan currently expects the combination of Mylan and Perrigo will result in at least $800 million of annual pre-tax operational synergies by the end of year four following the consummation of the Acquisition.

Certain Conditions of the Offer (see page 46)

The consummation of the offer is conditioned on, among other things:

•	Mylan receiving valid acceptances in respect of such number of Perrigo ordinary shares representing not less than 80% of the entire issued and unconditionally allotted Perrigo ordinary shares (calculated on a fully-diluted basis);

•	Mylan shareholders having approved the Proposal;

•	there being no share buyback, redemption or reduction in respect of Perrigo ordinary shares;

•	there being no distributions or dividends with respect to Perrigo ordinary shares;

•	there being no acquisitions or disposals, joint ventures or similar transactions by Perrigo;

•	no resolution being passed at a shareholder meeting of Perrigo to approve any transaction for the purposes of Rule 21 of the Irish Takeover Rules;

•	Perrigo taking no frustrating action (within the meaning of Rule 21 of the Irish Takeover Rules);

•	to the extent applicable to the offer or its implementation, all notifications and filings, where necessary, having been made and all applicable waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of the United States and the rules and regulations thereunder (the “HSR Act”) having been terminated or having expired (in each case in connection with the offer) or a final decision to clear or approve the consummation of the Acquisition contemplated by the offer under the HSR Act having been obtained, irrespective of the conditions attaching thereto, in each case prior to the latest time the offer may become or be declared wholly unconditional as to acceptances in accordance with the Irish Takeover Rules (the “HSR Condition”); and

•	apart from the immediately preceding condition, all necessary or appropriate permits, approvals, clearances and consents of, or filings with, any governmental regulatory authority having been procured or made, as applicable, all necessary or appropriate waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate), and no governmental authority, regulatory body, court or tribunal having decided to take or having done or decided to do anything which would or would reasonably be expected to make the Acquisition void, illegal or unenforceable or to materially delay the ability of Mylan, or render Mylan unable, to acquire some or all of the Perrigo ordinary shares.

Mylan has reserved the right to waive certain conditions to the consummation of the offer.

Financing of the Acquisition (see page 49)

The Acquisition is not subject to any financing condition or contingency. We expect to use the borrowings from a new bridge credit facility of approximately $12.5 billion to finance the Acquisition to the extent that the cash portion of the consideration being paid as part of the Acquisition is not funded from our own resources and/or alternative funding sources.

Accounting Treatment (see page 47)

Mylan will account for the acquisition of Perrigo ordinary shares using the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, Mylan considered the factors required under FASB Accounting Standards Codification (ASC), Business Combinations, which is referred to as ASC 805, and determined that Mylan will be considered the acquirer for accounting purposes.

Regulatory Approvals; Certain Other Legal Matters (see page 49)

The making of the offer to acquire all of the outstanding Perrigo ordinary shares is pre-conditioned on one of the following having occurred: (i) the expiration or termination of all applicable waiting periods (including any extensions thereof) under the HSR Act, (ii) a final decision to clear or approve the consummation of the Acquisition under the HSR Act having been obtained, irrespective of the conditions attaching thereto, or (iii) September 13, 2015 (the “HSR Pre-Condition”). Mylan reserves the right to waive the HSR Pre-Condition and commence the offer, but if Mylan waives the HSR Pre-Condition or the HSR Pre-Condition is satisfied pursuant to clause (iii)  above, the consummation of the offer will remain subject to the HSR Condition.

Risk Factors (see page 20)

The Transaction is, and if the Transaction is consummated, Mylan will be, subject to a number of risks which you should carefully consider when deciding whether to vote to approve the Proposal.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR MYLAN

The following table sets forth the selected historical consolidated financial and operating data of Mylan for each of the years in the five-year period ended December 31, 2014. We derived the selected historical financial information as of and for the fiscal years ended December 31, 2014, 2013, 2012, 2011, and 2010, from Mylan’s audited consolidated financial statements. The information set forth below is only a summary that you should read together with the audited consolidated financial statements of Mylan and the related notes contained in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2014 that was previously filed with the SEC and are incorporated by reference into this proxy statement. Mylan N.V. is considered the successor to Mylan Inc., and the information set forth below refers to Mylan Inc. for periods prior to February 27, 2015, and to Mylan N.V. on and after February 27, 2015. The selected historical financial information may not be indicative of the future performance of Mylan. For more information, see “Where You Can Find More Information” beginning on page 75 of this proxy statement.

	Year Ended December 31,
(in millions, except per share amounts)	2014	2013	2012	2011(1)	2010
Statements of Operations:
Total revenues	$7,719.6	$6,909.1	$6,796.1	$6,129.8	$5,450.5
Cost of sales(2)	4,191.6	3,868.8	3,887.8	3,566.4	3,233.1

Gross profit	3,528.0	3,040.3	2,908.3	2,563.4	2,217.4
Operating expenses:
Research and development	581.8	507.8	401.3	294.7	282.1
Selling, general, and administrative	1,625.7	1,408.5	1,392.4	1,214.6	1,086.6
Litigation settlements, net	47.9	(14.6)	(3.1)	48.6	127.1
Other operating (income) expense, net	(80.0)	3.1	8.3	—	—

Earnings from operations	1,352.6	1,135.5	1,109.4	1,005.5	721.6
Interest expense	333.2	313.3	308.7	335.9	331.5
Other expense (income), net	44.9	74.9	(3.5)	15.0	34.2

Earnings before income taxes and noncontrolling interest	974.5	747.3	804.2	654.6	355.9
Income tax (benefit) provision	41.4	120.8	161.2	115.8	10.4
Net earnings attributable to the noncontrolling interest	(3.7)	(2.8)	(2.1)	(2.0)	(0.4)

Net earnings attributable to Mylan Inc. before preferred dividends	929.4	623.7	640.9	536.8	345.1
Preferred dividends	—	—	—	—	121.5

Net earnings attributable to Mylan Inc. common shareholders	$929.4	$623.7	$640.9	$536.8	$223.6

Selected Balance Sheet data:
Total assets	$15,886.6	$15,294.8	$11,931.9	$11,598.1	$11,536.8
Working capital(3)	1,481.2	1,507.1	1,709.2	1,005.7	1,749.8
Short-term borrowings	330.7	439.8	299.0	128.1	162.5
Long-term debt, including current portion of long-term debt	8,138.5	7,586.5	5,431.9	5,168.2	5,268.2
Total equity	3,276.0	2,959.9	3,355.8	3,504.8	3,615.4
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$2.49	$1.63	$1.54	$1.25	$0.69
Diluted	$2.34	$1.58	$1.52	$1.22	$0.68
Weighted average common shares outstanding:
Basic	373.7	383.3	415.2	430.8	324.5
Diluted	398.0	394.5	420.2	438.8	329.0

(1)	The weighted average common shares outstanding includes the full year effect of the conversion of the 6.50% mandatorily convertible preferred stock into approximately 125.2 million shares of Mylan common stock.
(2)	Cost of sales includes the following amounts primarily related to the amortization of purchased intangibles from acquisitions: $391.3 million, $353.1 million, $349.5 million, $348.6 million and $309.2 million for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively. In addition, cost of sales included the following amounts related to impairment charges to intangible assets: $27.7 million, $18.0 million, $41.6 million and $16.2 million for the years ended December 31, 2014, 2013, 2012, and 2011, respectively.
(3)	Working capital is calculated as current assets minus current liabilities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR PERRIGO

The following table sets forth the selected historical financial and operating data of Perrigo for the six-month periods ended December 27, 2014 and December 28, 2013 and for each of the fiscal years in the five-fiscal-year period ended June 28, 2014. We derived the selected historical financial information as of and for the fiscal years ended June 28, 2014, June 29, 2013, June 30, 2012, June 25, 2011 and June 26, 2010, from Perrigo’s audited consolidated financial statements and the selected historical financial information as of and for the sixth months ended December 27, 2014 and December 28, 2013, from Perrigo’s unaudited interim condensed consolidated financial statements as filed with the SEC. Perrigo closed on its acquisition of Omega Pharma N.V. (“Omega”) on March 30, 2015 and, therefore, Omega is not included in the results below. The information set forth below is only a summary that you should read together with the audited consolidated financial statements of Perrigo and the related notes contained in Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014, and Perrigo’s Quarterly Report on Form 10-Q for the six month period ended December 27, 2014 that were previously filed with the SEC and are incorporated by reference into this proxy statement. The selected historical financial information may not be indicative of the future performance of Perrigo. For more information, see “Where You Can Find More Information” beginning on page 75 of this proxy statement.

	(Unaudited) Six Months Ended		Fiscal Year Ended
(in millions, except per share amount)	December 27, 2014	December 28, 2013	2014(1)	2013(2)	2012(3)	2011	2010(4)(5)
Statement of Income Data
Net Sales	$2,023.1	$1,912.4	$4,060.8	$3,539.8	$3,173.2	$2,755.0	$2,268.2
Cost of sales	1,317.6	1,195.4	2,613.1	2,259.8	2,077.7	1,810.2	1,521.9

Gross profit	705.5	717.0	1,447.7	1,280.0	1,095.6	944.9	746.2
Operating expenses:
Distribution	29.2	27.2	55.3	47.5	39.1	34.7	28.3
Research and development	89.8	69.8	152.5	115.2	105.8	89.3	83.5
Selling	95.3	97.6	208.6	186.1	148.3	132.4	91.5
Administration	165.5	233.2	411.3	240.2	224.4	197.3	178.5
Write-off of in-process research and development	—	6.0	6.0	9.0	—	—	19.0
Restructuring	4.2	17.0	47.0	2.9	8.8	1.0	9.5

Total	384.0	450.8	880.7	600.9	526.4	454.7	410.3

Operating Income	321.5	266.2	567.0	679.1	569.2	490.2	336.0
Interest expense, net	56.7	51.1	103.5	65.8	60.7	42.3	28.4
Other expense (income), net	61.9	5.1	12.4	0.9	(3.5)	(2.7)	(1.2)
Losses on sales of investments	—	—	12.7	4.7	—	—	—
Loss on extinguishment of debt	9.6	165.8	165.8	—	—	—	—

Income from continuing operations before income taxes	193.3	44.2	272.6	607.7	512.0	450.6	308.8
Income tax expense	26.8	18.9	67.3	165.8	119.0	110.0	84.2

Income from continuing operations	166.5	25.3	205.3	441.9	393.0	340.6	224.6
Income (loss) from discontinued operations, net of tax	—	—	—	—	8.6	(1.4)	(0.6)

Net income	$166.5	$25.3	$205.3	$441.9	$401.6	$339.2	$224.0

	(Unaudited) Six Months Ended		Fiscal Year Ended
(in millions, except per share amount)	December 27, 2014	December 28, 2013	2014(1)	2013(2)	2012(3)	2011	2010(4)(5)
Basic earnings from continuing operations per share	$1.23	$0.26	$1.78	$4.71	$4.22	$3.69	$2.46
Diluted earnings from continuing operations per share operations per share	$1.23	$0.26	$1.77	$4.68	$4.18	$3.64	$2.42
Basic earnings per share	$1.23	$0.26	$1.78	$4.71	$4.31	$3.67	$2.45
Diluted earnings per share	$1.23	$0.26	$1.77	$4.68	$4.27	$3.63	$2.41
Weighted average share outstanding:
Basic	135.1	96.4	115.1	93.9	93.2	92.3	91.4
Diluted	135.6	96.9	115.6	94.5	94.1	93.5	92.8
Dividends declared per share	$0.21	$0.18	$0.39	$0.35	$0.31	$0.2725	$0.2425

	(Unaudited)
(in millions)	December 27, 2014	December 28, 2013	June 28, 2014	June 29, 2013	June 30, 2012	June 25, 2011	June 26, 2010(6)
Balance Sheet Data
Cash, cash equivalents, and current portion of investment securities	$3,616.1	$606.6	$805.4	$779.9	$602.5	$310.1	$110.3
Restricted cash	—	—	—	—	—	—	400.0
Working capital, excluding cash and current portion of investment securities(7)	423.1	717.6	670.8	707.6	540.7	462.7	367.9
Property and equipment, net	756.8	718.5	779.9	681.4	578.4	507.3	448.6
Goodwill and other indefinite-lived intangible assets	3,481.3	3,255.6	3,543.8	1,174.1	820.1	644.9	618.0
Other intangible assets, net	6,637.2	7,223.3	6,787.0	1,157.6	729.3	567.6	587.0
Total assets	16,460.7	13,712.8	13,880.2	5,350.8	4,024.0	3,189.2	3,109.0
Long-term debt, less current portion	4,439.4	3,159.1	3,090.5	1,927.8	1,329.2	875.0	935.0
Shareholder’s equity	9,715.2	8,501.2	8,693.7	2,332.6	1,852.6	1,531.0	1,093.9

(1)	Includes the results of operations for Elan, Fera (Methazolomide), and Aspen for the six, five and four months ended, June 28, 2014, respectively.
(2)	Includes the results of operations for Fera, Velcera, Rosemont, Cobrek, and Sergeant’s for the two weeks, and three, five, six and nine months ended June 29, 2013, respectively.
(3)	Includes the results of operations for Paddock and CanAm for the eleven and six months ended June 30, 2012, respectively.
(4)	Financial data has been retrospectively adjusted due to the voluntary change in accounting principle to eliminate a one-month reporting lag for Perrigo’s non-U.S. subsidiaries.
(5)	Includes the results of operations for Orion and PBM for the four and two months ended June 26, 2010, respectively.
(6)	Financial data has been retrospectively adjusted due to the voluntary change in accounting principle to eliminate a one-month reporting lag for Perrigo’s foreign subsidiaries.
(7)	Working capital is calculated as current assets, excluding cash and cash equivalents and current portion of investment securities, minus current liabilities.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE ACQUIRED ABBOTT BUSINESS

The following table sets forth the selected historical financial information of the Acquired Abbott Business. The “Acquired Abbott Business” refers to the non-U.S. developed markets specialty and branded generics business of Abbott Laboratories, an Illinois corporation (“Abbott”) (including expense allocations for certain corporate functions performed by Abbott and certain assets and liabilities that have been retained by Abbott). The selected historical financial information as of December 31, 2014, 2013, 2012 and 2011 have been derived from the audited combined financial statements of the Acquired Abbott Business and the related notes thereto. Net sales for the fiscal year ended December 31, 2010 has been derived from the accounting records of Abbott. The following information is only a summary that you should read together with the applicable combined financial statements of the Acquired Abbott Business and the related notes thereto for the fiscal years ended December 31, 2014, 2013, 2012 and 2011 incorporated by reference into this proxy statement. The selected historical financial information may not be indicative of the future performance of the Acquired Abbott Business or Mylan.

The selected historical financial information of the Acquired Abbott Business for the fiscal year ended December 31, 2010 (except net sales) has been omitted from this proxy statement because it is not available without the expenditure of unreasonable effort and expense. Separate stand-alone financial statements for the Acquired Abbott Business have never been prepared and there was no requirement to complete such financial statements in the past. Mylan believes the omission of this financial data does not have a material impact on the understanding of the results of operations, financial condition, liquidity, and related operating and financial trends of the Acquired Abbott Business.

	Year Ended December 31,
(in millions)	2014	2013	2012	2011
Statements of Operations:
Net sales(1)	$1,985.0	$2,112.0	$2,364.0	$2,666.0
Cost of sales	933.0	1,050.0	1,089.0	1,213.0

Gross profit	1,052.0	1,062.0	1,275.0	1,453.0
Operating expenses:
Research and development	104.0	101.0	102.0	103.0
Selling, general, and administrative	646.0	665.0	798.0	914.0

Earnings from operations	302.0	296.0	375.0	436.0
Net foreign exchange loss	(3.0)	(3.0)	(6.0)	(1.0)
Other (expense) income, net	—	—	25.0	2.0

Earnings before income taxes and noncontrolling interest	299.0	293.0	394.0	437.0
Income tax provision	34.0	48.0	143.0	148.0

Net earnings	$265.0	$245.0	$251.0	$289.0

Selected Balance Sheet data:
Total assets(2)	$2,792.0	$3,414.0	$3,716.0	$3,622.0
Total equity(2)	2,143.0	2,572.0	2,735.0	2,604.0

(1)	The Acquired Abbott Business’s net sales were $2,542.0 million for the year ended December 31, 2010.
(2)	The Acquired Abbott Business’s total assets and total equity were $3,851.0 million and $2,546.0 million, respectively, for the year ended December 31, 2010.

SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following selected unaudited pro forma financial information gives effect to the acquisition of the Abbott Business and the proposed acquisition of Perrigo (including Omega) both of which are accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan as the acquirer. The selected unaudited pro forma financial information has been compiled and prepared in accordance with U.S. GAAP. The selected unaudited pro forma balance sheet information as of December 31, 2014 is based on the consolidated balance sheet of Mylan as of December 31, 2014, the condensed consolidated balance sheet of Perrigo as of December 27, 2014, the condensed consolidated balance sheet of Omega for the year ended September 30, 2014, the pro forma impacts of the Omega transaction on Perrigo as reported by Perrigo on November 20, 2014, and the combined balance sheet of the Acquired Abbott Business as of December 31, 2014, and has been prepared to reflect the acquisition of Perrigo (including Omega) and of the Acquired Abbott Business as if each had occurred on December 31, 2014. The selected unaudited pro forma statements of operations information for the year ended December 31, 2014 is based on the consolidated statements of operations of Mylan for the year ended December 31, 2014, the condensed consolidated statement of operations of Perrigo for the twelve months ended December 27, 2014, the condensed consolidated statement of operations of Omega for the year ended June 28, 2014 and for the nine months ended September 30, 2014 and 2013, the pro forma impacts of the Omega transaction on Perrigo as reported by Perrigo on November 20, 2013, and the combined statement of earnings of the Acquired Abbott Business for the year ended December 31, 2014. The selected unaudited pro forma statements of operations information gives effect to the acquisition of Perrigo (including Omega) and of the Acquired Abbott Business as if each had occurred on January 1, 2014, reflecting only pro forma adjustments that are factually supportable, directly attributable to the proposed acquisition of Perrigo, and expected to have a continuing impact on the combined results.

The selected unaudited pro forma financial information has been derived from and should be read in conjunction with the more detailed unaudited pro forma financial information appearing elsewhere in this proxy statement and the related notes thereto. In addition, the unaudited pro forma financial information was based on, and should be read in conjunction with, the consolidated financial statements of Mylan and the related notes thereto, the consolidated financial statements of Perrigo and the related notes thereto, the consolidated financial statements of Omega and the notes thereto as disclosed by Perrigo, the pro forma impact of the Omega transaction on Perrigo as disclosed by Perrigo and the combined financial statements of the Acquired Abbott Business, each of which is incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 75 of this proxy statement.

The selected unaudited pro forma financial information is for informational purposes only. It does not purport to indicate the results that would have actually been attained had the proposed acquisition of Perrigo (including Omega) or the acquisition of the Acquired Abbott Business been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the unaudited pro forma financial information, Mylan allocated the estimated purchase price using its best estimates of fair value. Also, as explained in more detail in the accompanying notes to the unaudited pro forma financial information, these estimates are based on the most recently available public information. To the extent there are significant changes to the business of Perrigo, the assumptions and estimates herein could change significantly.

Selected Unaudited Pro Forma Balance Sheet Information

(in millions)

December 31, 2014
(Pro forma combined)
Total assets	$72,083.0
Long-term debt, including current portion	25,642.9
Total liabilities	38,047.1
Total equity	$34,035.9

Selected Unaudited Pro Forma Statement of Operations Information

(in millions, except per share amounts)

Year Ended
December 31, 2014
(Pro forma combined)
Total revenues (a)	$15,574.8
Net earnings attributable to Mylan N.V. ordinary shareholders	464.2
Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	0.56
Diluted	0.55
Weighted average ordinary shares outstanding:
Basic	822.3
Diluted	846.6

(a)	Pro forma total revenues included in this table reflect the impact of actual 2014 foreign exchange rates. The pro forma total revenues in 2014 of $15.3 billion disclosed elsewhere within this proxy statement were computed based upon current foreign exchange rate assumptions.

HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The historical per share earnings, dividends and book value of Mylan and Perrigo shown in the tables below are derived from (a) with respect to Mylan, its audited consolidated financial statements for the year ended December 31, 2014 and (b) with respect to Perrigo, its audited consolidated financial statements for the fiscal year ended June 28, 2014 and its unaudited consolidated financial statements for the six months ended December 27, 2014. The pro forma comparative basic and diluted earnings per share data give effect to the Transaction using the acquisition method of accounting as if the Transaction had been completed on January 1, 2014. The pro forma book value per share information was computed as if the Transaction had been completed on December 31, 2014. You should read this information in conjunction with the historical financial information of Mylan and Perrigo included elsewhere or incorporated in this proxy statement, including Mylan and Perrigo’s financial statements and related notes. The per share pro forma information assumes that all Perrigo ordinary shares are converted into Mylan ordinary shares at the exchange ratio of 2.3. The equivalent pro forma per share information was derived by multiplying the combined company pro forma per share information by the exchange ratio of 2.3.

The pro forma data shown in the tables below is unaudited and for illustrative purposes only. You should not rely on this data as being indicative of the historical results that would have been achieved had Mylan and Perrigo always been combined or the future results that the combined company will achieve after the consummation of the Transaction. This pro forma information is subject to risks and uncertainties, including those discussed in the section entitled “Risk Factors” beginning on page 20 of this proxy statement.

	Year Ended December 31, 2014
	Mylan		Perrigo
	Historical	Combined Company Pro Forma	Equivalent Pro Forma
Basic earnings per share	$2.49	$0.56	$1.29
Diluted earnings per share	$2.34	$0.55	$1.27
Cash dividends declared per share	—	—	—
Book value per share at period end	$8.73	$41.08	$94.48

			Year Ended June 28, 2014
			Perrigo
			Historical
Basic earnings per share			$1.78
Diluted earnings per share			$1.77
Cash dividends declared per share			$0.39
Book value per share at period end			$64.97

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Mylan ordinary shares are listed on the NASDAQ under the symbol “MYL.” Perrigo ordinary shares are listed on the NYSE and the TASE under the symbol “PRGO.”

The following table sets forth the high and low sales prices per Mylan ordinary shares on the NASDAQ and Perrigo ordinary shares on the NYSE for the periods indicated, in each case as reported in publicly available sources.

	Mylan Ordinary Shares ($)				Perrigo Ordinary Shares ($)
	High	Low	Dividend		High	Low	Dividend
Fiscal 2015, quarter ended				Fiscal 2015, quarter ended
First Quarter	65.83	52.21	—	Third Quarter	174.65	147.21	0.125
				Second Quarter	171.57	142.38	0.105
Fiscal 2014, quarter ended				First Quarter	160.65	135.00	0.105
Fourth Quarter	57.52	41.97	—
Third Quarter	55.30	44.74	—	Fiscal 2014, quarter ended
Second Quarter	53.05	44.80	—	Fourth Quarter	158.99	125.37	0.105
First Quarter	58.86	45.02	—	Third Quarter	168.39	144.46	0.105
				Second Quarter	157.47	122.56	0.10
Fiscal 2013, quarter ended				First Quarter	134.31	115.94	0.09
Fourth Quarter	31.22	28.64	—
Third Quarter	32.27	27.66	—	Fiscal 2013, quarter ended
Second Quarter	39.41	30.01	—	Fourth Quarter	122.04	112.05	0.09
First Quarter	44.73	36.97	—	Third Quarter	118.86	98.79	0.09
				Second Quarter	120.78	99.93	0.09
				First Quarter	119.29	104.86	0.08

The following table sets forth the closing prices of Mylan ordinary shares and Perrigo ordinary shares as reported on April 7, 2015, the last trading day prior to disclosure of our initial proposal to acquire Perrigo, April 8, 2015, the date we made our public announcement pursuant to Rule 2.4 of the Irish Takeover Rules, and May 4, 2015, the last trading day prior to the filing of this proxy statement.

	Mylan Ordinary Share Closing Price	Perrigo Ordinary Share Closing Price
April 7, 2015	$59.57	$164.71
April 8, 2015	$68.36	$195.00
May 4, 2015	$73.05	$187.94

RISK FACTORS

In deciding whether to vote to approve the Proposal, you should consider carefully the following risk factors in addition to the other information contained in or incorporated by reference into this proxy statement, including, but not limited to the matters addressed under the caption “Cautionary Statement Regarding Forward Looking Statements.” In addition to the other information included and incorporated by reference into this proxy statement, you should carefully consider the following risks before deciding whether to vote to approve the Proposal. The Proposal is described in this proxy statement under “The Proposal: Approval of the Acquisition and the Share Issuance” beginning on page 35 of this proxy statement. See also “Where You Can Find More Information” beginning on page 75 of this proxy statement.

Risks Related to Mylan following Completion of the Transaction

IF COMPLETED, THE TRANSACTION MAY NOT ACHIEVE THE INTENDED BENEFITS OR MAY DISRUPT MYLAN’S PLANS AND OPERATIONS.

We cannot assure you that Mylan will be able to successfully integrate the business of Perrigo with the business of Mylan or otherwise realize the expected benefits of the Transaction. Mylan’s ability to realize the anticipated benefits of the Transaction will depend, to a large extent, on Mylan’s ability to integrate Perrigo with the business of Mylan and realize the benefits of the combined business. The combination of two independent businesses is a complex, costly and time-consuming process. Mylan’s business may be negatively impacted following the Transaction if it is unable to effectively manage its expanded operations. The integration will require significant time and focus from management following the Transaction and may divert attention from the day-to-day operations of the combined business. Additionally, consummation of the Transaction could disrupt current plans and operations, which could delay the achievement of Mylan’s strategic objectives.

The expected synergies and operating efficiencies of the Transaction may not be fully realized, which could result in increased costs and have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention, among other potential adverse consequences. The difficulties of combining the operations of the businesses include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated synergies, operating efficiencies, business opportunities, and growth prospects from combining Perrigo with Mylan;

•	difficulties in the integration of operations and systems, including enterprise resource planning systems;

•	difficulties in the integration of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in attracting and retaining key personnel.

Many of these factors will be outside of Mylan’s control and any one of them could result in increased costs, decreased revenues, and diversion of management’s time and energy, which could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price. In addition, even if the operations of Mylan and Perrigo are integrated successfully, Mylan may not realize the full anticipated benefits of the Transaction, including the synergies, operating efficiencies, or sales or growth opportunities. These benefits may not be achieved within the anticipated time frame or at all. All of these factors could cause dilution to the earnings per share of the combined business, decrease or delay the expected accretive effect of the Transaction, and/or negatively impact the price of the ordinary shares of the combined business.

IF GOODWILL OR OTHER INTANGIBLE ASSETS THAT MYLAN RECORDS IN CONNECTION WITH THE TRANSACTION BECOME IMPAIRED, MYLAN COULD HAVE TO TAKE SIGNIFICANT CHARGES AGAINST EARNINGS.

In connection with the accounting for the Transaction, Mylan expects to record a significant amount of goodwill and other intangible assets. Under U.S. GAAP, Mylan must assess, at least annually, whether the value of goodwill and other intangible assets has been impaired. Amortizing intangible assets will also be assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could have a material adverse effect on Mylan’s business, financial condition, results of operations, shareholder’s equity, and/or share price.

AN INABILITY TO IDENTIFY OR SUCCESSFULLY BID FOR SUITABLE ACQUISITION TARGETS, OR CONSUMMATE AND EFFECTIVELY INTEGRATE RECENT AND FUTURE POTENTIAL ACQUISITIONS, OR TO EFFECTIVELY DEAL WITH AND RESPOND TO UNSOLICITED BUSINESS PROPOSALS, COULD LIMIT MYLAN’S FUTURE GROWTH AND HAVE A MATERIAL ADVERSE EFFECT ON MYLAN’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND/OR SHARE PRICE.

After the consummation of the Transaction, Mylan intends to continue to seek to expand its product line and/or business platform organically as well as through complementary or strategic acquisitions of other companies, products, or assets or through joint ventures, licensing agreements, or other arrangements. Acquisitions or similar arrangements may prove to be complex and time consuming and require substantial resources and effort. Mylan may compete for certain acquisition targets with companies having greater financial resources than Mylan or other advantages over Mylan that may hinder or prevent Mylan from acquiring a target company or completing another transaction, which could also result in significant diversion of management time, as well as substantial out-of-pocket costs.

If an acquisition is consummated, the integration of such acquired business, product, or other assets into Mylan may also be complex, time consuming, and result in substantial costs and risks. The integration process may distract management and/or disrupt Mylan’s ongoing businesses, which may adversely affect Mylan’s relationships with customers, employees, partners, suppliers, regulators, and others with whom Mylan has business or other dealings. In addition, there are operational risks associated with the integration of acquired businesses. These risks include, but are not limited to, difficulties in achieving or inability to achieve identified or anticipated financial and operating synergies, cost savings, revenue synergies, and growth opportunities; difficulties in consolidating or inability to effectively consolidate information technology and manufacturing platforms, business applications, and corporate infrastructure; the impact of pre-existing legal and/or regulatory issues, such as quality and manufacturing concerns, among others; the risks that the acquired business does not operate to the same quality, manufacturing, or other standards as Mylan does; the impacts of substantial indebtedness and assumed liabilities; challenges associated with operating in new markets; and the unanticipated effects of export controls, exchange rate fluctuations, domestic and foreign political conditions, and/or domestic and foreign economic conditions.

In addition, in April 2015 we received an unsolicited non-binding expression of interest from a large competitor to acquire all of our outstanding shares and may receive similar proposals in the future. Such unsolicited business proposals may not be consistent with or enhancing to our financial, operational, or market strategies and may not further the interests of our shareholders and other stakeholders, including employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates. However, the evaluation of and response to such unsolicited business proposals may nevertheless distract management and/or disrupt our ongoing businesses, which may adversely affect our relationships with customers, employees, partners, suppliers, regulators, and others with whom we have business or other dealings.

Mylan may be unable to realize synergies or other benefits, including tax savings, expected to result from acquisitions, joint ventures, or other transactions or investments Mylan may undertake, or Mylan may be unable to generate additional revenue to offset any unanticipated inability to realize these expected synergies or benefits. Realization of the anticipated benefits of acquisitions or other transactions could take longer than expected, and implementation difficulties, unforeseen expenses, complications and delays, market factors, or deterioration in domestic and global economic conditions could reduce the anticipated benefits of any such transactions. Mylan also may inherit legal, regulatory, and other risks that occurred prior to the acquisition, whether known or unknown to Mylan.

Any one of these challenges or risks could impair Mylan’s growth and ability to compete, require Mylan to focus additional resources on integration of operations rather than more profitable activities, require Mylan to reexamine its business strategy, or otherwise cause a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

MYLAN’S ACTUAL FINANCIAL POSITION AND RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM THE UNAUDITED PRO FORMA FINANCIAL INFORMATION INCLUDED IN THIS PROXY STATEMENT.

The unaudited pro forma financial information contained in this proxy statement is presented for illustrative purposes only and may not be an indication of what Mylan’s financial position or results of operations would have been had the Transaction been completed on the dates indicated. The unaudited pro forma financial information has been derived from the consolidated financial statements of Mylan and Perrigo and certain adjustments and assumptions have been made regarding Mylan after giving effect to the Transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. For example, the unaudited pro forma financial information does not reflect all costs that are expected to be incurred by Mylan in connection with the Transaction. In addition, the final amount of any charges relating to acquisition accounting adjustments that Mylan may be required to record will not be known until following the closing of the Transaction, in particular because Mylan does not currently have any access to information related to Perrigo beyond what Perrigo has made publicly available, and as a result Mylan’s estimates of fees and expenses that may be incurred by Perrigo in connection with the business combination are inherently imprecise. Accordingly, the actual financial position and results of operations of Mylan following the Transaction may not be consistent with, or evident from, this unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect Mylan’s business, financial condition, results of operations, cash flows, and/or share price following closing, including, among others, those described herein. See “Unaudited Pro Forma Condensed Combined Financial Information of Mylan and Perrigo” beginning on page 54 of this proxy statement.

MYLAN WILL NEED TO TIMELY AND EFFECTIVELY IMPLEMENT ITS INTERNAL CONTROLS OVER PERRIGO’S OPERATIONS AS REQUIRED UNDER THE SARBANES-OXLEY ACT OF 2002.

Following the consummation of the Transaction, Mylan will need to timely and effectively implement its own internal controls and procedures over Perrigo necessary for Mylan to satisfy the requirements of Section 404 of the Sarbanes Oxley Act of 2002, including the requirements to provide an annual management assessment of the effectiveness of internal controls over financial reporting and a report by Mylan’s independent registered public accounting firm addressing these assessments. Mylan intends, to the extent necessary, to take appropriate measures to establish or implement an internal control environment at Perrigo so that Mylan meets the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. However, it is possible that Mylan may experience delays in implementing or will be unable to implement the required internal financial reporting controls and procedures with respect to Perrigo. In addition, in connection with the attestation process required under the Sarbanes-Oxley Act of 2002 by Mylan’s independent registered public accounting firm, Mylan may encounter problems or delays in completing the implementation of any requested improvements or receiving a favorable attestation. If Mylan cannot favorably assess the effectiveness of its internal controls over financial reporting, or if Mylan’s independent registered public accounting firm is unable to provide an unqualified attestation report, there could be a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

ALTHOUGH MYLAN CURRENTLY EXPECTS THAT THE OFFER AND COMPULSORY ACQUISITION WILL BE ACCRETIVE, THE TRANSACTION, ONCE COMPLETED, MAY NOT BE ACCRETIVE AND MAY CAUSE DILUTION TO MYLAN’S ADJUSTED EARNINGS PER SHARE, WHICH MAY NEGATIVELY AFFECT THE MARKET PRICE OF MYLAN ORDINARY SHARES.

Mylan currently expects that the Transaction will be accretive to its adjusted annual earnings per share on a fully synergized basis. This expectation is based on preliminary estimates of synergies, which may change materially. Mylan could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the Transaction or the difficulty of managing a larger company. All of these factors could cause dilution to Mylan’s adjusted earnings per share or decrease or delay the expected accretive effect of the Transaction and cause a decrease in the market price of Mylan ordinary shares.

MYLAN WILL INCUR SIGNIFICANT TRANSACTION-RELATED COSTS IN CONNECTION WITH THE TRANSACTION, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON MYLAN’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS AND/OR SHARE PRICE.

Mylan will incur significant transaction costs relating to the Transaction, including legal, accounting, financial advisory, regulatory, and other expenses which could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows and/or share price. Many of these expenses are payable by Mylan whether or not the Transaction is completed. Most of these expenses will be comprised of transaction costs related to the Transaction, and the bridge loan credit facility. Mylan will also incur transaction fees and costs related to formulating integration plans. These fees and costs may be higher or lower than estimated. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although Mylan expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Mylan to offset incremental transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.

MYLAN WILL INCUR A SUBSTANTIAL AMOUNT OF INDEBTEDNESS TO ACQUIRE THE PERRIGO ORDINARY SHARES PURSUANT TO THE TRANSACTION.

In connection with the Transaction, Mylan has entered into a new bridge loan credit facility of approximately $12.5 billion to fund the cash portion of the consideration of the Transaction. Mylan cannot guarantee that it will be able to generate sufficient cash flow to make all of the principal and interest payments under this indebtedness when such payments are due or that it will be able to refinance such indebtedness on favorable terms, or at all. The failure to so repay or refinance such indebtedness when due could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

DISRUPTION IN THE FINANCIAL MARKETS COULD AFFECT MYLAN’S ABILITY TO REFINANCE THE BRIDGE LOAN CREDIT FACILITY ON FAVORABLE TERMS, OR AT ALL.

If and to the extent drawn, the bridge loan credit facility must be repaid within 364 days with respect to the $11 billion Tranche A Loan and within six months with respect to the approximately $1.5 billion Tranche C Loan, in each case after the loans are funded. Mylan anticipates refinancing, or obtaining alternative financing to repay, the bridge loan credit facility. Disruptions in the commercial credit markets or uncertainty in the United States, European Union or elsewhere could result in a tightening of financial markets. As a result of financial market turmoil or other economic, financial or commercial factors, Mylan may not be able to obtain alternate financing in order to repay the bridge loan credit facility or refinance the bridge loan facility on favorable terms, or at all.

If Mylan is unable to successfully obtain alternative financing or refinance the bridge loan credit facility on favorable terms and conditions (including, but not limited to, pricing and other fee payments), this could result in additional costs to Mylan. If Mylan is unable to obtain alternate financing or refinance at all, the outstanding amounts under the bridge loan credit facility must be repaid within 364 days with respect to the $11 billion Tranche A Loan and within six months with respect to the approximately $1.5 billion Tranche C Loan, in each case after the loans are funded. The failure to so repay or refinance such indebtedness when due could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows and/or share price.

MYLAN WILL HAVE SIGNIFICANT ADDITIONAL INDEBTEDNESS WHICH COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS WITH RESPECT TO SUCH INDEBTEDNESS. ANY REFINANCING OF THIS DEBT COULD BE AT SIGNIFICANTLY HIGHER INTEREST RATES. MYLAN’S SUBSTANTIAL INDEBTEDNESS COULD LEAD TO ADVERSE CONSEQUENCES.

Mylan’s increased indebtedness following the consummation of the Transaction could have adverse consequences, including but not limited to:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	requiring us to dedicate a substantial portion of our cash flow from operations to make debt service payments, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, challenges and opportunities, and changes in our businesses and the markets in which we operate;

•	limiting our ability to obtain additional financing to fund our working capital, capital expenditures, acquisitions and debt service requirements and other financing needs;

•	increasing our vulnerability to increases in interest rates in general because a substantial portion of our indebtedness bears interest at floating rates; and

•	placing us at a competitive disadvantage to our competitors that have less debt.

In addition, although the combined company is expected to maintain an investment grade credit rating, Mylan’s increased indebtedness following the consummation of the offer and compulsory acquisition could result in a downgrade in the credit rating of Mylan or any indebtedness of Mylan or its subsidiaries, which could increase the cost of further borrowings or refinancings of such indebtedness, limit access to sources of financing in the future or lead to other adverse consequences.

The terms of Mylan’s indebtedness today impose, and any additional indebtedness we incur in the future may impose, significant operating and financial restrictions on us. These restrictions limit our ability to, among other things, incur additional indebtedness, make investments, pay certain dividends, prepay other indebtedness, sell assets, incur certain liens, enter into agreements with our affiliates and our subsidiaries’ ability to pay dividends, merge or consolidate. In addition, certain of our credit facilities and our accounts receivable securitization facility, as well as certain agreements governing Perrigo’s indebtedness, require us to maintain specified financial ratios. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, the relevant lenders could elect to declare our indebtedness, together with accrued interest and other fees, to be immediately due and payable. These factors could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

LOSS OF KEY PERSONNEL COULD LEAD TO LOSS OF CUSTOMERS, BUSINESS DISRUPTION, AND A DECLINE IN REVENUES, ADVERSELY AFFECT THE PROGRESS OF PIPELINE PRODUCTS, OR OTHERWISE ADVERSELY AFFECT THE OPERATIONS OF MYLAN.

Mylan’s success after the Acquisition will depend in part upon its ability to retain key employees of Mylan and Perrigo. Prior to and following the Acquisition, employees of Mylan and Perrigo might experience uncertainty about their future roles with Mylan following the consummation of the Acquisition, which might adversely affect Mylan’s ability to retain key managers and other employees of both companies. Competition for qualified personnel in the pharmaceutical industry is very intense. Mylan may lose key personnel or may be unable to attract, retain, and motivate qualified individuals or the associated costs to Mylan may increase significantly, which could have a material adverse effect on the business, financial condition, results of operations, cash flows, and/or share price of Mylan.

Risks Related to the Transaction

THE EXCHANGE RATIO FOR THE SHARE PORTION OF THE TRANSACTION CONSIDERATION DOES NOT INCLUDE AN ADJUSTMENT MECHANISM. BECAUSE THE MARKET PRICE OF MYLAN ORDINARY SHARES MAY FLUCTUATE, YOU CANNOT BE SURE OF THE MARKET VALUE OF THE MYLAN ORDINARY SHARES THAT WILL BE ISSUED IN CONNECTION WITH THE TRANSACTION.

Each Perrigo ordinary share that is acquired in the Transaction will be exchanged for (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 Mylan ordinary shares. The exchange ratio for the share portion of the Transaction consideration does not include an adjustment mechanism will not be adjusted in case of any increases or decreases in the price of Mylan ordinary shares or Perrigo ordinary shares. The market value of the Mylan ordinary shares that tendering Perrigo shareholders will receive in the Transaction will depend on the market value of Mylan ordinary shares at the time tendered shares are exchanged and could vary significantly from the market value of Mylan ordinary shares as of the date of this proxy statement.

Changes in the price of Mylan ordinary shares may result from a variety of factors, including general market and economic conditions, changes in Mylan’s business, operations and prospects, regulatory considerations, market reaction to the Transaction and related developments and as a result of the risks described in the section of this proxy statement entitled “Risk Factors.” Many of these factors are beyond the control of Mylan. If the price of Mylan ordinary shares increases, Perrigo shareholders will receive greater value for their shares upon consummation of the Transaction than the value calculated pursuant to the exchange ratio on the date the Transaction was announced. Because the Acquisition may not be completed until certain conditions have been satisfied or waived (see “The Transaction—Certain Conditions of the Offer” beginning on page 46 of this proxy statement), a significant period of time may pass between the commencement of the Transaction and the time that Mylan accepts Perrigo ordinary shares for exchange.

Therefore, at the time you approve the Transaction, you will not know the exact market value of the Mylan ordinary shares that will be issued if the Transaction is consummated. See “Comparative Market Price and Dividend Information” for the historical high and low sales prices of Mylan ordinary shares and Perrigo ordinary shares, as well as the historical cash dividends per Mylan ordinary share and Perrigo ordinary share, respectively.

You are urged to obtain current market quotations for Mylan ordinary shares and Perrigo ordinary shares when you consider whether to approve the Transaction.

FAILURE TO ACQUIRE 100% OF THE PERRIGO ORDINARY SHARES MAY AFFECT OUR ABILITY TO COMPLETE ANY POST-CLOSING RESTRUCTURING OF PERRIGO AND ITS SUBSIDIARIES. THIS COULD REDUCE OR DELAY THE OPERATIONAL OR OTHER SYNERGIES TO MYLAN.

The offer is conditional upon valid acceptances of our offer being received (and, where permitted, not withdrawn) of not less than 80% of all issued and unconditionally allotted Perrigo ordinary shares, but this percentage may be reduced by Mylan to any percentage above 50%. Were this percentage to be reduced, we could complete the Acquisition but would not be able to acquire compulsorily the remaining Perrigo ordinary shares we do not own. We would then be entitled to exercise control of Perrigo and affect the composition of Perrigo’s board of directors. However, depending on the percentage of outstanding Perrigo ordinary shares acquired, it may take longer and be more difficult to complete any post-closing restructuring, and the full amount of the expected operational and other synergies identified for Mylan may not be obtained or may only be obtained over a longer period of time. In addition, if we own less than 100% of Perrigo after completion of the Transaction, we may not be able to carry out joint cash pooling or other intra-company transactions with Perrigo and its subsidiaries on favorable terms or at all. This may adversely affect our ability to achieve the expected amount of operational and other synergies after the Transaction is completed.

ALTHOUGH MYLAN HAS COMMITTED TO MAKE ANY AND ALL DIVESTITURES AND OTHER SUBSTANTIVE ACTIONS, NECESSARY OR REQUIRED, IN ORDER TO CLEAR OR APPROVE THE ACQUISITION UNDER THE HSR ACT, MYLAN MUST OBTAIN REQUIRED APPROVALS AND CONSENTS TO CONSUMMATE THE TRANSACTION, WHICH, IF DELAYED OR NOT GRANTED, MAY JEOPARDIZE OR DELAY THE CONSUMMATION OF THE TRANSACTION, RESULT IN ADDITIONAL EXPENDITURES OF MONEY AND RESOURCES, AND/OR REDUCE THE ANTICIPATED BENEFIT OF THE TRANSACTION.

The Transaction is subject to customary closing conditions. These closing conditions include, among others, the effectiveness of the registration statement to register the issuance of the Mylan ordinary shares in the Share Issuance and the receipt of the relevant approvals under the antitrust and competition laws of certain countries under which filings or approvals are required. Mylan has committed to make any and all divestitures and other substantive actions necessary or required in order to ensure the HSR Pre-Condition is satisfied.

The governmental agencies from which Mylan will seek certain of these approvals have broad discretion in administering the governing regulations. As a condition to their approval of the Transaction, agencies may impose requirements, limitations, or costs or require divestitures or place restrictions on the conduct of Mylan’s businesses after closing. These requirements, limitations, costs, divestitures, or restrictions could delay the consummation of the Transaction or may reduce the anticipated benefits of the Transaction. Further, no assurance can be given that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions, and timing of the consents and approvals. Pursuant to the legally binding process under the Irish Takeover Rules to commence its offer for Perrigo in order to effect the Acquisition, Mylan is generally required to commit to take, and take, any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted by governmental agencies from which Mylan seeks consents or approvals, including any divestitures needed to obtain any antitrust or competition approvals. If Mylan agrees to any material requirements, limitations, costs, divestitures, or restrictions in order to obtain any approvals required to consummate the Acquisition these requirements, limitations, costs, divestitures or restrictions could adversely affect Mylan’s ability to integrate Mylan’s operations with Perrigo or reduce the anticipated benefits of the Acquisition. This could delay the consummation of the Acquisition or have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price. For a more detailed description of the regulatory approvals required in the Transaction, see “The Transaction—Regulatory Approvals; Certain Other Legal Matters” beginning on page 49 of this proxy statement.

MYLAN HAS NOT HAD ACCESS TO PERRIGO’S NON-PUBLIC INFORMATION. THEREFORE, MYLAN MAY BE SUBJECT TO UNKNOWN LIABILITIES OF PERRIGO.

To date, Mylan has conducted a due diligence review based only on Perrigo’s publicly available information. The consummation of the Transaction may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under Perrigo’s agreements that are not publicly available. As a result, after the consummation of the Transaction, Mylan may be subject to unknown liabilities, or other unknown risks relating to the business and operations, of Perrigo, which may have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

In respect of all information relating to Perrigo presented in, incorporated by reference into or omitted from, this proxy statement, Mylan has relied upon publicly available information, including information publicly filed by Perrigo with the SEC. Although Mylan has no knowledge that would indicate that any statements contained herein regarding Perrigo’s condition, including its financial or operating condition, based upon such publicly available information are inaccurate, incomplete or untrue, Mylan was not involved in the preparation of such information. For example, Mylan has made adjustments and assumptions in preparing the pro forma financial information presented in this proxy statement that have necessarily involved Mylan’s estimates with respect to Perrigo’s financial information. Any financial, operating or other information regarding Perrigo that may be detrimental to Mylan following Mylan’s acquisition of Perrigo that has not been publicly disclosed by Perrigo, or errors in Mylan’s estimates, may have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price or the benefits Mylan expects to achieve through the consummation of the Transaction.

THE MARKET PRICE OF MYLAN ORDINARY SHARES AFTER THE TRANSACTION MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE CURRENTLY AFFECTING MYLAN AND PERRIGO ORDINARY SHARES.

The businesses of Mylan and Perrigo differ in many respects, including relative focus on specialty brands, generics, OTC and nutritional products and, accordingly, the results of operations of Mylan and the market price of Mylan ordinary shares after the Transaction may be affected by factors different from those currently affecting the independent results of operations of Mylan and Perrigo. For a discussion of the businesses of Mylan and Perrigo and of certain factors to consider in connection with their respective businesses, see the documents incorporated by reference into this proxy statement and referred to under “Where You Can Find More Information” beginning on page 75 of this proxy statement. See “Comparative Market Price and Dividend Information” beginning on page 19 for additional information on the historical market value of Mylan ordinary shares and Perrigo ordinary shares.

THE MARKET FOR MYLAN ORDINARY SHARES MAY BE ADVERSELY AFFECTED BY THE ISSUANCE OF SHARES PURSUANT TO THE TRANSACTION.

In connection with the completion of the Transaction, and as described and based on the assumptions in the section of this proxy statement entitled “The Transaction—Ownership of Mylan After the Transaction,” Mylan expects to issue up to 339,346,561 Mylan ordinary shares and could issue more ordinary shares depending on Perrigo’s share capital at the completion of the Transaction. The issuance of these new Mylan ordinary shares could have the effect of depressing the market price for our ordinary shares.

YOU WILL HAVE A REDUCED OWNERSHIP AND VOTING INTEREST AFTER THE CONSUMMATION OF THE TRANSACTION AND WILL EXERCISE LESS INFLUENCE OVER THE MANAGEMENT AND POLICIES OF MYLAN AS A RESULT OF THE TRANSACTION.

Following the consummation of the Transaction, holders of Mylan ordinary shares will own the same number of shares of Mylan that they owned in Mylan immediately before consummation of the Transaction. Each ordinary share of Mylan, however, will represent a smaller ownership percentage of a larger company. Based on certain assumptions regarding the number of Perrigo ordinary shares to be acquired and the number of Mylan ordinary shares that will be outstanding, Mylan estimates that, if all Perrigo ordinary shares are acquired pursuant to the Transaction, holders of Mylan ordinary shares will own approximately 61% of the outstanding Mylan ordinary shares on a fully diluted basis and former Perrigo shareholders will own approximately 39% of the outstanding Mylan ordinary shares on a fully diluted basis. As a result, you will have less influence over the management and policies of Mylan than you do now.

THE BUSINESS RELATIONSHIPS OF MYLAN AND PERRIGO, INCLUDING CUSTOMER RELATIONSHIPS, MAY BE SUBJECT TO DISRUPTION DUE TO UNCERTAINTY ASSOCIATED WITH THE TRANSACTION.

Parties with which Mylan and Perrigo currently do business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Transaction (regardless of whether it is in fact consummated), including with respect to current or future business relationships with Mylan, Perrigo or the combined company. As a result, the business relationships of Mylan and Perrigo may be subject to disruptions if customers, suppliers, or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Mylan or Perrigo. For example, certain customers and collaborators may have contractual consent rights or termination rights that may be triggered by a change of control or assignment of the rights and obligations of contracts that will be transferred in the Transaction. In addition, the contract manufacturing business of the combined business could be impaired if existing or potential customers of Mylan or Perrigo determine not to continue or initiate contract manufacturing relationships with the combined business. These disruptions could have a material adverse effect on the business, financial condition, results of operations, cash flows, and/or share price of Mylan or the combined business or a material adverse effect on the business, financial condition, results of operations, and/or cash flows of Perrigo. The effect of such disruptions could be exacerbated by a delay in the consummation of the Transaction.

IF COUNTERPARTIES TO CERTAIN AGREEMENTS WITH PERRIGO, INCLUDING CERTAIN DEBT AGREEMENTS, DO NOT CONSENT, CHANGE OF CONTROL RIGHTS UNDER THOSE AGREEMENTS MAY BE TRIGGERED AS A RESULT OF THE ACQUISITION, WHICH COULD CAUSE MYLAN TO LOSE THE BENEFIT OF SUCH AGREEMENTS AND INCUR MATERIAL LIABILITIES OR REPLACEMENT COSTS.

Perrigo may be party to agreements that contain change-of-control, or certain other provisions that will be triggered as a result of the Acquisition. If the counterparties to these agreements do not consent to the acquisition of Perrigo, the counterparties may have the ability to exercise certain rights (including termination rights), resulting in Perrigo incurring liabilities as a consequence of breaching such agreements, or causing the combined business to lose the benefit of such agreements or incur costs in seeking replacement agreements.

Perrigo may have certain debt obligations that contain change-of-control, or certain other provisions, that will be triggered as a result of the Acquisition. If these provisions are triggered, the debt obligations may have to be repurchased, refinanced or otherwise settled. We cannot assure you that sufficient funds will be available to repurchase any outstanding debt obligations or that we will be able to refinance or otherwise settle such debt obligations on favorable terms, if at all.

Mylan has not had the opportunity to conduct comprehensive due diligence on Perrigo and to evaluate fully the extent to which these risk factors will affect the combined company. To date, Mylan has conducted a due diligence review based only on Perrigo’s publicly available information. As a result, after the consummation of the Transaction, Mylan may be subject to unknown liabilities, or other unknown risks related to the business and operations, of Perrigo, which may have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

THE ACQUISITION, IF SUCCESSFUL, WILL TRIGGER CERTAIN PROVISIONS CONTAINED IN PERRIGO’S EMPLOYEE BENEFIT PLANS OR AGREEMENTS THAT WILL REQUIRE MYLAN TO MAKE CHANGE IN CONTROL PAYMENTS.

Certain of Perrigo’s employee benefit plans or agreements contain change in control clauses providing for compensation to be paid to, or received by, certain Perrigo employees either upon a change in control, or if, following a change in control, Perrigo terminates the employment relationship with these employees under certain circumstances or these employees terminate the employment relationship because of certain adverse changes. If successful, the Acquisition would constitute a change in control of Perrigo, thereby giving rise to change in control payments.

MYLAN MAY WAIVE ONE OR MORE OF THE CONDITIONS TO THE ACQUISITION WITHOUT RE-SOLICITING MYLAN SHAREHOLDER APPROVAL.

Mylan may determine to waive, in whole or in part, one or more of the conditions to its obligation to complete the Acquisition, to the extent permitted by applicable laws. Mylan will evaluate the materiality of any such waiver and its effect on the holders of Mylan ordinary shares in light of the facts and circumstances at the time to determine whether amendment of this proxy statement and re-solicitation of proxies is required or warranted. In some cases, if Mylan determines that such a waiver is warranted but that such waiver or its effect on the holders of Mylan ordinary shares is not sufficiently material to warrant re-solicitation of proxies, Mylan has the discretion to consummate the Acquisition without seeking further Mylan shareholder approval. Any determination whether to waive any condition to the Acquisition or as to re-soliciting Mylan shareholder approval or amending this proxy statement as a result of a waiver will be made by the Mylan Board at the time of such waiver based on the facts and circumstances as they exist at that time.

Risks Related to Mylan’s Business

You should read and consider risk factors specific to Mylan’s business that will also affect the combined company after the offer and compulsory acquisition, described in Part I, Item 1A of Mylan Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (as amended by the Form 10-K/A filed on April 30, 2015), and in other documents that are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 75 of this proxy statement for the location of information incorporated by reference in this proxy statement.

Risks Related to Perrigo’s Business

You should read and consider risk factors specific to Perrigo’s businesses that Mylan believes would be applicable to the combined company after the Transaction, described in Part I, Item 1A of the Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014, as supplemented and amended by the risk factors described in Part II, Item 1A of Perrigo’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 27, 2014 and December 27, 2014, and in other documents that are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 75 of this proxy statement for the location of information incorporated by reference in this proxy statement. Mylan has not had the opportunity to conduct comprehensive due diligence on Perrigo and to evaluate fully the extent to which these risk factors will affect the combined company.

THE EXTRAORDINARY GENERAL MEETING

Overview

This proxy statement is being provided as part of a solicitation of proxies by the Mylan Board for use at the extraordinary general meeting. This proxy statement is being furnished to Mylan shareholders and beneficial owners of Mylan ordinary shares on or about [●], 2015 and provides Mylan shareholders with the information they need to be able to vote, grant a proxy to vote, attend and, if relevant, instruct their vote to be cast at the extraordinary general meeting.

Unless the context expressly provides otherwise, this proxy statement describes the rights of Mylan ordinary shareholders to attend and, if relevant, vote at the Mylan extraordinary general meeting of shareholders, including the procedures for convening the extraordinary general meeting and for Mylan ordinary shareholders exercising voting and other rights at such meeting. Additional or different rights, which are described in the Notice of Extraordinary General Meeting of Shareholders that accompanies this proxy statement, apply in respect of Mylan preferred shareholders.

Time, Date, Place and Purpose

The extraordinary general meeting of shareholders of Mylan will be held at [●] on [●], 2015 at [●] (CET).

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, the approval of the following Proposal related to the Transaction will be resolved upon:

•	Approval under article 2:107a of the Dutch Civil Code of the Acquisition and the Share Issuance.

The Dutch Civil Code does not permit any business to be voted on at the extraordinary general meeting of shareholders other than that stated in the notice of the meeting unless the matter is unanimously approved by all votes cast and all issued shares are present or represented at the meeting.

Recommendations of the Mylan Board

The Mylan Board unanimously approved the Acquisition and the Share Issuance. The Mylan Board unanimously recommends that the Mylan shareholders vote “FOR” the Proposal.

For more information regarding the recommendations of the Mylan Board, see “The Proposal: Approval of the Acquisition and the Share Issuance—Recommendation of the Mylan Board” beginning on page 35 of this proxy statement.

Record Date; Shareholders Entitled to Vote

Dutch law provides that the record date for the extraordinary general meeting is required to be 28 days prior to the date of the extraordinary general meeting, which is [●], 2015. Mylan ordinary shareholders who on the Record Date are registered in Mylan’s Register may attend the extraordinary general meeting of shareholders and, if relevant, vote at such meeting in person or authorize a third party to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy card.

Mylan ordinary shareholders who are not registered in the Register may request, if eligible for registration, to be registered in the Register no later than the Record Date by means of a request sent to Mylan in writing (such notice to be sent to Mylan’s office address as set forth in the Notice of Extraordinary General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary) or by sending an e-mail to [●].

If you are a beneficial owner of Mylan ordinary shares and hold your shares through a bank, broker, trust company or other nominee, the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Mylan ordinary shares you beneficially own.

If you wish to vote the Mylan ordinary shares you beneficially own directly either in person at the extraordinary general meeting of shareholders or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Mylan ordinary shares.

As of the close of business on [●], 2015 (the last practicable date prior to the Record Date and the mailing of the proxy statement), there were [●] Mylan ordinary shares and [●] Mylan preferred shares outstanding and entitled to vote. Each Mylan share is entitled to one vote on each matter properly brought before the extraordinary general meeting.

As of the close of business on [●], 2015 (the last practicable date prior to the Record Date and the mailing of this proxy statement), approximately [●]% of the outstanding Mylan ordinary shares were held by Mylan directors and executive officers and their affiliates. We expect that Mylan’s directors and executive officers will vote their shares in favor of the Proposal listed above, although none of them has entered into any agreements obligating him or her to do so.

Quorum, Abstentions and Non-Votes

For the Proposal at least one-third of the issued Mylan shares must be represented at the extraordinary general meeting to constitute a quorum. Abstentions, “blank votes” and invalid votes will be counted for purposes of determining the presence of a quorum (although they are considered to be votes that were not cast). Proxies returned by a broker, bank, trust company or other nominee as “non-votes” because they have not received voting instructions from the beneficial owners of the Mylan ordinary shares will not be treated as shares present for purposes of determining the presence of a quorum. Failures to vote will not be counted for purposes of determining the presence of a quorum.

For the avoidance of doubt, if a Mylan shareholder returns a properly executed proxy card in a timely fashion without indicating how to vote on the Proposal (and without indicating expressly to abstain or to cast a “blank vote”), the Mylan shares represented by such proxy will be voted in favor of the Proposal in accordance with the recommendation of the Mylan Board, the vote will count for the purposes of determining the presence of a quorum, and it will not be considered a failure to vote.

Required Vote

Approval of the Proposal requires the affirmative vote of an absolute majority of the valid votes cast at the extraordinary general meeting.

Voting in Person

Mylan shareholders may cast their votes in person at the extraordinary general meeting.

If you plan to attend the extraordinary general meeting and wish to vote in person, you will be given a ballot at the extraordinary general meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the extraordinary general meeting, you must bring to the extraordinary general meeting a legal proxy executed in your favor from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying shares (through your broker, bank, trust company or other nominee) authorizing you to vote at the extraordinary general meeting.

In addition, if you plan to attend the extraordinary general meeting, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in street name, you must provide proof of ownership, such as a recent account statement or letter from your brokerage firm, bank nominee, or other institution proving ownership on the Record Date, along with proper identification and the legal proxy described above.

Persons attending the extraordinary general meeting will not be allowed to use cameras, recording devices, and other similar electronic devices at the meeting.

Mylan ordinary shareholders who wish to exercise their rights at the extraordinary general meeting of shareholders in person must notify Mylan thereof no later than on the Cut-Off Date in writing (such notice to be sent to Mylan’s office address as set forth in the Notice of Extraordinary General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary).

Voting of Proxies

In addition to voting at the extraordinary general meeting, Mylan ordinary shareholders may cast their votes, after the Record Date but no later than the Cut-Off Date, over the Internet, by submitting a proxy card, or by calling a toll-free number in accordance with the instructions contained in this proxy statement.

Mylan requests that you mark, sign, and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed no later than on the Cut-Off Date, the Mylan ordinary shares represented by it will be voted at the extraordinary general meeting in accordance with the instructions contained in the proxy. If the proxy is returned without an indication as to how the Mylan ordinary shares represented are to be voted with regard to the Proposal (and without expressly indicating to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by the proxy will be voted in accordance with recommendations of the Mylan Board, as described in this proxy statement.

If you hold your shares in street name, see “—Shares Held in Street Name” below.

Your vote is important. Accordingly, please submit your proxy for your ordinary shares after the Record Date but no later than the Cut-Off Date by telephone, over the Internet, or by marking, signing, dating, and returning the enclosed proxy card in accordance with the instructions contained in this proxy statement if you do not plan to attend the extraordinary general meeting in person.

How Proxies Are Counted

All ordinary shares represented by properly executed proxies received no later than the Cut-Off Date will be voted at the meeting in the manner specified by the Mylan ordinary shareholder giving those proxies. If the proxy is returned without an indication as to how the Mylan ordinary shares represented are to be voted with regard to the Proposal (and without expressly indicating to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by the proxy will be voted in accordance with the recommendations of the Mylan Board, as described in this proxy statement.

Shares Held in Street Name

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters without instructions from you. The Proposal is considered a non-routine matter. You should instruct your broker, bank, trust company or other nominee as to how to vote your Mylan ordinary shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee. If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy, your shares will not be counted for purposes of determining a quorum at the extraordinary general meeting and they will not be voted on the Proposal.

Beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the Mylan extraordinary general meeting of shareholders, unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares.

Revocability of Proxies

You can change your vote of your ordinary shares as indicated on your proxy card at any time prior to the Cut-Off Date or revoke your proxy for your ordinary shares at any time prior to the Cut-Off Date. You can do this by (a) voting again by telephone or the Internet or (b) submitting another properly executed proxy card, dated as of a later date, in writing (to be sent to Mylan’s office address as set forth in the Notice of Extraordinary General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary). Alternatively, you may give notice of your attendance at the meeting (prior to the Cut-Off Date in the manner described above) and vote in person.

If your shares are held through and/or in street name by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your voting instructions.

Tabulation of Votes

The inspector of election will, among other matters, determine the number of shares represented at the extraordinary general meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots, and certify the results of voting on the Proposal.

Solicitation of Proxies

Mylan will bear the cost of soliciting proxies from its shareholders, including the costs associated with the filing, printing, and publication of this proxy statement. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Mylan, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Mylan will also request brokerage firms, bank nominees, and other institutions to forward proxy materials to the beneficial owners of shares held of record on the Record Date and will provide customary reimbursement to such institutions for the cost of forwarding these materials. Mylan has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $50,000 per month, plus reasonable expenses, for these services.

Mylan’s Auditors

Representatives of Deloitte & Touche LLP are not expected to be present at the extraordinary general meeting and accordingly will not make any statement or be available to respond to any questions.

Assistance

If you need assistance in completing your proxy card or have questions regarding the extraordinary general meeting, please contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

(877) 750-9499 (toll free)

(212) 750-5833 (banks and brokers)

THE PROPOSAL: APPROVAL OF THE ACQUISITION AND THE SHARE ISSUANCE

General

You are being asked to consider and vote on a proposal to approve under article 2:107a of the Dutch Civil Code of the acquisition, directly or indirectly (whether by way of an offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition and the issuance of Mylan ordinary shares to Perrigo shareholders as part of the consideration in the Acquisition (the “Proposal”).

Required Vote

The affirmative vote of an absolute majority of the valid votes cast at the extraordinary general meeting, and a quorum of at least one-third of the issued shares, is required to approve the Proposal. Because the vote required to approve this proposal is based upon the majority of the votes cast, abstentions, failures to vote, and broker non-votes will have no effect on the vote on the Proposal.

Recommendation of the Mylan Board

After careful consideration and deliberation, the Mylan Board unanimously approved the Acquisition and the Share Issuance. The Mylan Board considered many factors when making its determination. For more information, see “Background and Reasons for the Transaction—Reasons for the Transaction” beginning on page 40 of this proxy statement.

The Mylan Board unanimously recommends that you vote “FOR” the proposal to approve the Acquisition and Share Issuance.

THE MYLAN BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE PROPOSAL.

THE COMPANIES

Mylan

Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to the broadest range of high quality, affordable medicine, Mylan innovates to satisfy unmet needs; makes reliability and service excellence a habit; does what’s right, not what’s easy; and impacts the future through passionate global leadership. Mylan offers a growing portfolio of around 1,400 generic pharmaceuticals and several brand medications. In addition, Mylan offers a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. Mylan also operates one of the largest active pharmaceutical ingredient manufacturers, and currently markets products in about 145 countries and territories. Mylan’s workforce of approximately 30,000 people is dedicated to creating better health for a better world, one person at a time.

Mylan is a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and its principal executive offices located at Albany Gate, Darkes Lane, Potters Bar, Herts EN6 1AG, United Kingdom. Mylan’s ordinary shares are listed on NASDAQ under the symbol “MYL”.

Perrigo

Perrigo develops, manufactures and distributes over-the-counter (“OTC”) and generic prescription pharmaceuticals, nutritional products and API, and has a specialty sciences business comprised of assets focused predominantly on the treatment of Multiple Sclerosis (Tysabri®). Perrigo is the world’s largest manufacturer of OTC healthcare products for the store brand market. Perrigo offers products across a wide variety of product categories primarily in the United States, the United Kingdom, Mexico, Israel and Australia, as well as many other key markets worldwide, including Canada, China and Latin America.

Perrigo is a public limited company incorporated under the laws of Ireland with its principal executive offices located at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland. In addition, the recent acquisition of Omega provides access to key European countries. The Perrigo ordinary shares are traded on the NYSE and the TASE under the symbol “PRGO”.

Tysabri® is a registered trademark of Biogen MA Inc.

BACKGROUND AND REASONS FOR THE TRANSACTION

Background of the Transaction

During the past decade, Mylan has undergone a strategic transformation from a domestic generics company into a global leader in the pharmaceutical industry—one with unprecedented scale in its operating platform, diversity in its portfolio, and significant control over the cost and quality of its products. In addition to the cultivation of numerous organic growth drivers, a key aspect of its transformation and growth has been meaningful participation in the ongoing consolidation of the global pharmaceutical industry and the completion of accretive transactions.

Mylan has been highly active in evaluating quality companies and assets within the industry to identify those that would most effectively build on its operating platform and commercial presence, complement its existing strengths and capabilities, enhance its financial flexibility, strengthen its competitive position and be accretive to its shareholders and provide benefits to its other stakeholders, including employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates. Mylan’s senior management team has clearly outlined this strategy in numerous public statements over the last several years.

In the spring of 2014, Robert J. Coury, Executive Chairman of Mylan, engaged in discussions with Mr. Joseph C. Papa, President, Chief Executive Officer and Chairman of Perrigo, regarding a potential combination between Mylan and Perrigo. These discussions, like several similar earlier discussions between Mr. Papa and Mr. Coury, ended without a transaction resulting.

On July 13, 2014, Mylan Inc., the predecessor to Mylan, entered into an agreement with Abbott Laboratories that provided for, among other things, the acquisition by Mylan of Mylan Inc. and Abbott’s non-U.S. developed markets specialty and branded generics business, and these acquisitions closed on February 27, 2015.

On April 6, 2015, Mr. Coury, on behalf of Mylan, called Mr. Papa by telephone to discuss a non-binding proposal by Mylan to acquire Perrigo for $205 per Perrigo ordinary share in a combination of cash and Mylan ordinary shares. Mr. Coury also explained to Mr. Papa that Mylan was seeking a friendly and cooperative transaction between Mylan and Perrigo. Mr. Coury also delivered to Mr. Papa a letter describing the non-binding proposal, the contents of which letter is set forth below:

April 6, 2015

Joseph C. Papa

President, Chief Executive Officer and Chairman

Perrigo Company plc

Treasury Building

Lower Grand Canal St.

Dublin 2, Ireland

Dear Joe:

As you and I have discussed on a number of occasions over the past few years, a combination of Mylan and Perrigo offers clear and compelling strategic and financial benefits, has sound industrial logic, and would create a global leader with a unique and one-of-a-kind profile. We have complementary operations across all of our businesses, both from a product and geographic perspective. In an environment where scale and reach are becoming increasingly important, the combination of our companies would result in an unmatched global platform, substantial revenue and operating synergies, and enhanced long-term growth potential, all of which would serve to create significant value for the combined company’s shareholders and other stakeholders.

Based on our many conversations over the years and my knowledge of Perrigo, I have often noted the similarity in the culture and core values of our two companies. We both place paramount emphasis on integrity, respect and responsibility in our commitment to provide the world’s 7 billion people access to the broadest range of affordable, high quality medicine. We also have a common focus on innovation, reliability and excellent customer service. Most importantly, all of our people are dedicated to creating better health for a better world, one person at a time. This shared culture and these common values will be key contributors to a successful integration.

For the foregoing reasons, I am writing on behalf of Mylan to propose a combination of Mylan and Perrigo in a transaction that would deliver to your shareholders significantly greater near-term and long-term value than they could otherwise obtain on a standalone basis. Our proposal is the natural culmination of our prior discussions and reflects our shared vision for the industry. This is the right time for our two companies to move forward together, and Mylan and our Board are firmly committed to making this combination a reality.

Specifically, we propose to offer Perrigo shareholders $205 in a combination of cash and Mylan stock for each Perrigo share, which represents a greater than 25% premium to the Perrigo trading price as of the close of business on Friday, April 3, 2015, a greater than 29% premium to Perrigo’s sixty-day average share price and a greater than 28% premium to Perrigo’s ninety-day average share price.

Our proposal provides a very significant cash payment to Perrigo shareholders. In addition, even with conservative assumptions for what we believe to be significant and meaningful synergies coming from both companies, our proposal provides Perrigo shareholders with an even greater equity value in the combined company than they currently have in Perrigo today.

In addition to the compelling value to shareholders, a combination of Mylan and Perrigo would offer substantial benefits to the other stakeholders of both companies. In particular, the combination would provide a broader variety of opportunities to our employees and increased stability for the communities in which we operate and serve. The position of our creditors and suppliers would be enhanced by the combined company’s scale and significant free cash flows, and patients would receive improved access to affordable, high quality medicine through increased scale across geographies and robust capabilities to drive innovation.

As you and I have acknowledged in our prior discussions, we have no doubt that you and your Board will recognize the compelling logic of this transaction as outlined below:

•	Highly complementary businesses with strong presence in key developed and emerging markets around the world;

•	Attractive, diversified portfolio with critical mass across generics, OTC, specialty brands and nutritionals;

•	Powerful commercial platform with strong reach across multiple channels, giving the combined company an increasingly important strategic advantage in light of the evolving distributor and payor dynamics across geographies;

•	World-class operating platform, including an unrivaled combined manufacturing platform, renowned supply chain capabilities, vertical integration and global sourcing excellence with the cost advantages and flexibility to be a leading reliable source of high quality products around the world; and

•	Strong R&D capabilities, including broad technological capabilities across prescription, OTC and nutritionals products, and expertise in complex, difficult-to-formulate products, which would continue to expand our pipeline and drive long-term growth.

•	Our proposed transaction not only makes compelling strategic sense, it also results in a combined company with a very strong financial profile, including:

•	Approximately $15.3 billion in 2014 pro forma sales;

•	Substantial free cash flows driving rapid deleveraging and enhanced reinvestment into the business;

•	Compelling synergies resulting in operating margin expansion and EPS accretion;

•	Scope for meaningful revenue synergies given the strength of the combined business, rich pipeline of launches, and opportunities to mean more to our customers across business lines;

•	A much stronger, larger and more diverse platform to create enhanced and more predictable earnings growth; and

•	Greater opportunities for continued growth through strategic acquisitions.

Mylan is a seasoned integrator and quality operator and we have extensive and proven experience in successfully integrating combinations like this one and capturing the significant value we see ahead.

We and our advisors have carefully studied the regulatory aspects of a combination of Mylan and Perrigo, and we are confident that we would be able to structure a transaction that would not pose material impediments to closing.

The Mylan Board would like to offer you the opportunity to serve with me as co-Chairman and as a member of the Mylan Board. In addition, I look forward to discussing with you the possibility of potentially including other Perrigo directors on the Mylan Board.

The Mylan Board believes that continuity of our management team, with its successful track record of execution and proven strategic vision, is critical to the success of the combined company. As such, I will continue to serve as Mylan’s Executive Chairman, Heather Bresch will continue to serve as CEO and Rajiv Malik will continue to serve as President. Our Board also has great respect for your senior management team, and we envision the combined company leveraging the best of our collective management and employee talent. To that end, we are hopeful that, among others at Perrigo, Judy Brown and Todd Kingma would be willing to serve in important roles with the combined company. We also envision important roles in the combined company for members of Marc Coucke’s Omega Pharma management team. We look forward to exploring with you other ways of maximizing the benefits to our shareholders and other stakeholders presented by combining these two very strong management teams.

We have dedicated a full team to the evaluation of Perrigo, including both Mylan management and outside advisors, and have conducted a thorough review of the business and its operations based on publicly available information. In order to finalize our proposal, we would welcome the opportunity to complete customary confirmatory due diligence, which we believe could be completed quickly. We stand ready to begin working with you and your team immediately and are prepared to commit the resources and time required to complete the proposed transaction expeditiously. To that end, we have retained Goldman Sachs as financial advisors and Cravath, Swaine & Moore as legal advisors to assist us in completing this transaction.

This preliminary proposal is a non-binding indication of interest.

We look forward to working together with you to deliver compelling value and benefits to our respective shareholders and other stakeholders.

Very truly yours,

/s/ Robert J. Coury

Robert J. Coury

Executive Chairman

Later that same day, Mr. Coury again spoke by telephone with Mr. Papa to further discuss the letter that Mr. Coury had delivered earlier that day. During the conversation, Mr. Coury requested a meeting with Mr. Papa to discuss a potential acquisition of Perrigo by Mylan. Mr. Papa did not agree to a meeting.

Pursuant to advice by outside counsel, on April 8, 2015, Mylan issued a public announcement pursuant to Rule 2.4 of the Irish Takeover Rules, in which it stated that it had made a proposal to acquire Perrigo for $205 per Perrigo ordinary share in cash and Mylan ordinary shares. This announcement contained the full text of the letter provided above. In advance of issuing the announcement, Mr. Coury spoke by telephone to Mr. Papa to notify him of Mylan’s intent to do so. We believe that the market, taking into account all available information, recognizes the value of the proposed combination of Mylan and Perrigo, as evidenced by the increases in the closing trading prices of Mylan ordinary shares (to $68.36) and Perrigo ordinary shares (to $195.00) of 14.8% and 18.4%, respectively, between April 7, 2015 and April 8, 2015, the day we first publicly disclosed our offer for Perrigo.

Between April 11, 2015 and April 12, 2015, Mr. Coury exchanged email correspondence with Mr. Papa regarding the proposed acquisition of Perrigo and the April 8th public announcement. In each of the exchanges, Mr. Coury requested to discuss the non-binding proposal that Mylan had delivered to Perrigo with Mr. Papa Each time, Mr. Papa denied Mr. Coury’s request.

On April 13, 2015, Mylan filed a premerger notification under the HSR Act with the U.S. Federal Trade Commission and the U.S. Department of Justice regarding its proposed acquisition of Perrigo. Mylan also notified Perrigo of this notification filing and issued a public announcement stating that it had delivered such notification the same day.

On April 15, 2015, the Mylan Executive Committee met in London, United Kingdom to discuss, among other matters, the proposed acquisition of Perrigo and subject to Mylan first completing its arrangement of required financing, approved commencing an offer to acquire all of the outstanding Perrigo ordinary shares for $60 in cash and 2.2 Mylan ordinary shares for each Perrigo ordinary share.

On April 21, 2015, Perrigo issued an announcement rejecting the proposed acquisition, without having engaged in any substantive discussions with Mylan about the acquisition.

Also on April 21, 2015, Mr. Coury received a letter from Erez Vigodman, the President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. or “Teva”, containing a non-binding expression of interest by Teva to acquire Mylan for $82.00 per Mylan ordinary share, with the consideration to be comprised of approximately 50 percent cash and 50 percent Teva stock. Teva stated that its non-binding expression of interest was subject to customary conditions, including receipt of regulatory approvals, and was contingent on Mylan not completing its proposed acquisition of Perrigo or any other alternative transactions. At the same time, Teva issued a press release containing its non-binding expression of interest to acquire Mylan and a copy of the text of the letter sent to Mr. Coury. Upon receiving Mr. Vigodman’s letter, Mr. Coury immediately telephoned Mr. Vigodman to schedule a meeting.

On April 24, 2015, Mylan issued a public announcement pursuant to Rule 2.5 of the Irish Takeover Rules, setting forth its legally binding commitment to commence an offer to acquire all of the outstanding Perrigo ordinary shares for consideration per Perrigo ordinary share of (i) $60 in cash with no interest and (ii) 2.2 Mylan ordinary shares, which offer was fully financed, cash confirmed and not conditional on due diligence. Later that same day, Perrigo issued another announcement rejecting the proposed acquisition, again without having engaged in any substantive discussions with Mylan about the acquisition.

Also on April 24, 2015, Mr. Coury met with Mr. Vigodman in New York to discuss Teva’s expression of interest in acquiring Mylan.

On April 27, 2015, the Mylan Board met in London, United Kingdom to discuss, among other matters, Teva’s non-binding expression of interest to acquire Mylan. After a comprehensive review conducted in consultation with its financial and legal advisors, the Mylan Board concluded that Teva’s non-binding expression of interest did not meet any of the key criteria that would cause the Mylan Board to depart from Mylan’s successful and longstanding standalone strategy, and consider engaging in discussions to sell Mylan. Later on April 27, 2015, Mylan announced that the Mylan Board had unanimously rejected Teva’s non-binding expression of interest and Mr. Coury sent Mr. Vigodman a letter outlining the Mylan Board’s reasons for its rejection of Teva’s non-binding expression of interest. In response to Mylan’s announcement, Teva issued an announcement reiterating its non-binding expression of interest.

Also on April 27, 2015, Mr. Coury exchanged email correspondence with Mr. Papa regarding the proposed acquisition of Perrigo. In the exchange, Mr. Coury expressed his disappointment in Mr. Papa’s unwillingness to engage in substantive discussions about the acquisition and reiterated Mylan’s commitment to its proposal. Mr. Coury also again requested to schedule a meeting with Mr. Papa to discuss Mylan’s proposal. Mr. Papa again denied Mr. Coury’s request.

On April 29, 2015, the Mylan Board again met in London, United Kingdom to discuss, among other matters, a potential increase in the offer price Mylan had announced on April 24, 2015 with respect to all of the outstanding Perrigo ordinary shares. After a comprehensive review conducted in consultation with its financial and legal advisors, the Mylan Board determined to increase Mylan’s offer, such that Perrigo shareholders would receive $75 in cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share. Later on April 29, 2015, Mylan issued an announcement setting forth its increased offer. Mylan’s offer reflects an effective implied value of $232.23 per Perrigo ordinary share based on the closing price of a Mylan ordinary share of $68.36 on April 8, 2015, the first day of market reaction to Mylan’s initial proposal to acquire Perrigo. Later that same day, Perrigo issued another announcement rejecting the proposed acquisition, again without having engaged in any substantive discussions with Mylan about the acquisition.

Also on April 29, 2015, Mr. Coury received a letter from Mr. Vigodman reiterating Teva’s non-binding expression of interest to acquire Mylan on the terms previously disclosed. While this letter purported to address the key criteria identified by the Mylan Board in its April 27th announcement, the letter contained mostly conclusory statements about these criteria and Teva’s historical performance.

Reasons for the Transaction

Mylan has been highly active in evaluating quality companies and assets within the industry to identify those that would most effectively build on its operating platform and commercial presence, complement its existing strengths and capabilities, enhance its financial flexibility, strengthen its competitive position, deliver additional shareholder value and further the interests of Mylan’s other stakeholders, including employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates.

A series of strategic acquisitions in recent years, including Matrix Laboratories and the generics business of Merck KGaA in 2007, Bioniche Pharma in 2010, Agila Specialties in 2013 and, most recently, Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business earlier this year, has resulted in increased revenues, synergies ahead of our target levels, robust growth in adjusted earnings per share and significant benefits to Mylan’s shareholders and other stakeholders.

Mylan believes that Perrigo is the right next strategic transaction for Mylan and that the combination of Mylan and Perrigo demonstrates clear and compelling industrial logic and will generate significant value for our shareholders and other stakeholders through the creation of a one-of-a-kind global healthcare company that has complementary businesses and cultures, unmatched scale in its operations, one of the industry’s broadest and most diversified portfolios, and immense reach across distribution channels around the world. This unique infrastructure will be able to maximize evolving industry dynamics and capitalize on key trends. We believe that the combination of Mylan and Perrigo would deliver to Mylan’s and Perrigo’s shareholders significantly greater near-term and long-term value than they could otherwise obtain on a standalone basis and further the interests of Mylan’s other stakeholders.

After careful consideration and deliberation, the Mylan Board unanimously approved the Transaction. The Mylan Board unanimously recommends that the Mylan shareholders vote “FOR” the Proposal.

In arriving at its determination, the Mylan Board consulted with Mylan’s management, legal counsel, and financial advisor, reviewed a significant amount of information, considered a number of factors in its deliberations described above, and concluded that the Transaction is likely to result in significant strategic and financial benefits to Mylan for the reasons discussed below. The Mylan Board believes that Perrigo is a compelling strategic fit, which will help Mylan accomplish a number of its goals, including:

•	creating a more diverse and powerful platform;

•	strengthening Mylan’s financial profile;

•	generating significant value for shareholders and furthering the interests of Mylan’s other stakeholders; and

•	producing meaningful cost savings and operational and other synergies.

The Mylan Board’s belief that the Acquisition will help Mylan accomplish a number of its goals is based in part on its consideration of the factors described below. In addition to consulting with its advisors, the Mylan Board utilized its knowledge of Mylan’s business, operations, financial condition, earnings, strategy, and future prospects.

More Diverse and Powerful Platform. The Mylan Board considered several factors related to the combination of the businesses, portfolios and capabilities of Mylan and Perrigo and the anticipated enhanced potential for future strategic opportunities that this combination would provide, including:

•	the businesses of Mylan and Perrigo are highly complementary. Mylan believes that the combined company will have a strong presence in key developed and emerging markets around the world, will open up new markets for Mylan products and provide a significant opportunity to optimize platforms in overlapping geographic regions;

•	Mylan expects the combined company will have an attractive, diversified portfolio with critical mass across generics, OTC, specialty brands and nutritionals;

•	Mylan anticipates the combined company will be a powerful commercial platform with strong reach across multiple channels, giving the combined company an increasingly important strategic advantage in light of the evolving distributor and payor dynamics across geographies;

•	Mylan believes the combined company would have a world-class operating platform, including an unrivaled combined manufacturing platform, renowned supply chain capabilities, vertical integration and global sourcing excellence with the cost advantages and flexibility to be a leading reliable source of high quality products around the world;

•	each of Mylan and Perrigo have strong and complementary R&D capabilities, including broad technological capabilities across prescription, OTC and nutritionals products, a track record of success in securing approvals and expertise in complex, difficult-to-formulate products, and Mylan believes that the combined company would continue to expand our robust pipeline, bring hundreds of new products to market each year and drive long-term growth; and

•	Mylan anticipates that the combined company will have greater potential for continued expansion through business development and acquisitions across business lines.

A Combined Company with a Strong Financial Profile. The Mylan Board considered the ways in which the combination of Mylan and Perrigo would strengthen Mylan’s financial profile, including:

•	the combination of Mylan and Perrigo will result in a stronger and more diverse platform with a strong financial profile, including: approximately $15.3 billion in 2014 pro forma total revenues;

•	Mylan currently anticipates that the Acquisition will be accretive to the combined company’s adjusted annual earnings per share on a fully synergized basis; and

•	Mylan anticipates that the combination of Mylan and Perrigo will result in substantial free cash flows to drive rapid deleveraging and enhanced reinvestment into the business, with the combined company expected to maintain an investment grade credit rating.

Meaningful Cost Savings and Other Synergies. The Mylan Board considered several factors related to the cost savings and operational and other synergies that are expected to result from the combination of Mylan and Perrigo, including:

•	Mylan currently expects the combination of Mylan and Perrigo will result in at least $800 million of annual pre-tax operational synergies by the end of year four following the consummation of the Acquisition.

In addition to the anticipated benefits described above, the Mylan Board also considered, among others, the following factors in approving the Transaction:

•	Perrigo shareholders will receive a fixed number of Mylan ordinary shares in exchange for each Perrigo ordinary share, which provides certainty to the holders of Mylan ordinary shares as to their pro forma percentage ownership in the combined company;

•	Holders of Mylan ordinary shares will own a significant majority (approximately 61%) of the combined company’s ordinary shares (or a fully diluted basis);

•	the Transaction is subject to the approval of the shareholders of Mylan, which gives them an opportunity to express their views on the Transaction;

•	the likelihood that the Acquisition will be completed on a timely basis;

•	alternatives to the Acquisition, the potential value to Mylan of such alternatives and the timing and likelihood of effecting any such alternative;

•	the benefits of the Acquisition for Mylan’s employees, customers, creditors, suppliers, patients, communities, and culture;

•	the shared culture between Mylan and Perrigo of integrity, respect and responsibility and common focus on innovation, reliability and customer service will be key contributors to a successful integration; and

•	the experience and prior success of Mylan’s management team in integrating large acquisitions into Mylan’s existing businesses.

The Mylan Board weighed these factors and the anticipated benefits of the Transaction against a number of uncertainties, risks, and potentially negative factors relevant to the Transaction, including the following:

•	that if completed, the Acquisition may not achieve the intended benefits or may disrupt Mylan’s plans and operations;

•	that if goodwill or other intangible assets that the combined company records in connection with the Acquisition become impaired, the Mylan could be required to take significant charges against earnings;

•

that an inability to identify or successfully bid for suitable acquisition targets, or consummate and effectively integrate recent and future potential acquisitions, could limit the Mylan’s future growth and have a material adverse effect on the Mylan’s business, financial condition, results of operations, cash flows, and/or share price;

•	that the existing holders of Mylan ordinary shares will own a smaller share of the combined company following consummation of the Acquisition;

•	that Mylan’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement;

•	that Mylan must obtain required approvals and consents to consummate the Transaction, which, if delayed or not granted, may jeopardize or delay the consummation of the Transaction, result in additional expenditures of money and resources, and/or reduce the anticipated benefits of the Transaction;

•	that Mylan has not had access to Perrigo’s non-public information, and therefore, Mylan may be subject to unknown liabilities of Perrigo;

•	that the Acquisition may not be accretive and may cause dilution to Mylan’s adjusted earnings per share, which may negatively affect the market price of Mylan ordinary shares;

•	that the market for Mylan ordinary shares may be adversely affected by the Share Issuance;

•	that Mylan will incur significant transaction-related costs in connection with the Transaction, which could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows and/or share price;

•	that Mylan will incur a substantial amount of indebtedness to acquire the Perrigo ordinary shares pursuant to the Transaction;

•	that disruption in the financial markets could affect Mylan’s ability to refinance the bridge loan credit facility on favorable terms, or at all;

•	that the business relationships of Mylan and Perrigo, including customer relationships, may be subject to disruption due to uncertainty associated with the Transaction;

•	that if counterparties to certain agreements with Perrigo do not consent to the Acquisition, change of control rights under those agreements may be triggered as a result of the Acquisition, which could cause the combined company to lose the benefit of such agreements and incur material liabilities or replacement costs;

•	that the Acquisition could trigger certain provisions contained in Perrigo’s employee benefit plans or agreements that could require Mylan to make change of control payments;

•	that the loss of key personnel could lead to loss of customers, business disruption, and a decline in revenues, adversely affect the progress of pipeline products, or otherwise adversely affect the operations of Mylan;

•	the fact that the number of Mylan ordinary shares to be received by Perrigo shareholders as consideration for each Perrigo ordinary share will not adjust downward to compensate for increases in the price of Mylan ordinary shares prior to the closing of the Acquisition;

•	the risk that the Acquisition might not be consummated in a timely manner or at all;

•	the fact that the failure to complete the Acquisition could lead to negative perceptions among investors, potential investors, and customers; and

•	the possibility of litigation challenging the Acquisition, that an adverse judgment for monetary damages could have a material adverse effect on the operations of Mylan after the consummation of the Acquisition or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Acquisition.

The Mylan Board concluded that the potential benefits that it expects Mylan would achieve as a result of the Transaction outweigh the uncertainties, risks, and potentially negative factors relevant to the Transaction.

This discussion of the information and factors considered by the Mylan Board includes the principal positive and negative factors considered by the Mylan Board, but is not intended to be exhaustive and may not include all of the factors considered by the Mylan Board. In view of the wide variety of factors considered in connection with its evaluation of the Transaction, and the complexity of these matters, the Mylan Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Transaction and to make its recommendation to the holders of Mylan ordinary shares. Rather, the Mylan Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Mylan Board may have given differing weights to different factors.

We caution you that there can be no assurance about future results, including results considered or expected as described in this section, such as assumptions regarding potential synergies. Despite our request, we have not had discussions with Perrigo’s management nor had access to Perrigo’s books and records to confirm the reasonableness of the assumptions we made to support our estimate of cost savings and operational and other synergies. The information presented in this section is forward looking in nature and, therefore, you should read it in light of the factors discussed in the section of this proxy statement entitled “Forward-Looking Statements”.

THE TRANSACTION

Terms of the Transaction

On April 24, 2015, we issued a public announcement pursuant to Rule 2.5 of the Irish Takeover Rules (which we updated and revised on April 29, 2015), setting forth our legally binding commitment to commence an offer to acquire all of the Perrigo ordinary shares for (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 Mylan ordinary shares, nominal value €0.01 per share (the “offer”).

If the offer becomes or is declared wholly unconditional in all respects and we acquire 80% or more of the Perrigo ordinary shares, we intend to apply the provisions of Section 204 of the Companies Act of 1963 of Ireland, as amended, or Sections 456 to 460 of the Companies Act of 2014 of Ireland, as the case may be, to acquire compulsorily any outstanding Perrigo ordinary shares not acquired or agreed to be acquired pursuant to the offer or otherwise. In a compulsory acquisition, Perrigo shareholders will receive as consideration the same amount of cash and the same number of Mylan ordinary shares received by any tendering Perrigo shareholder in the offer.

You are being asked to consider and vote on a proposal to approve under article 2:107a of the Dutch Civil Code of the acquisition, directly or indirectly (whether by way of the offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and the issuance of Mylan ordinary shares to Perrigo shareholders as part of the consideration in the Acquisition (the “Share Issuance” and, together with the Acquisition, the “Transaction”).

Certain Conditions of the Offer

The consummation of the offer is conditioned on, among other things:

•	Mylan receiving valid acceptances in respect of such number of Perrigo ordinary shares representing not less than 80% of the entire issued and unconditionally allotted Perrigo ordinary shares (calculated on a fully-diluted basis);

•	Mylan shareholders having approved the Proposal;

•	there being no share buyback, redemption or reduction in respect of Perrigo ordinary shares;

•	there being no distributions or dividends with respect to Perrigo ordinary shares;

•	there being no acquisitions or disposals, joint ventures or similar transactions by Perrigo;

•	no resolution being passed at a shareholder meeting of Perrigo to approve any transaction for the purposes of Rule 21 of the Irish Takeover Rules;

•	Perrigo taking no frustrating action (within the meaning of Rule 21 of the Irish Takeover Rules);

•	to the extent applicable to the offer or its implementation, the HSR Condition; and

•	apart from the HSR Condition, all necessary or appropriate permits, approvals, clearances and consents of, or filings with, any governmental regulatory authority having been procured or made, as applicable, all necessary or appropriate waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate), and no governmental authority, regulatory body, court or tribunal having decided to take or having done or decided to do anything which would or would reasonably be expected to make the Acquisition void, illegal or unenforceable.

Mylan has reserved the right to waive certain conditions to the consummation of the offer.

Accounting Treatment

Mylan will account for the Acquisition using the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, Mylan considered the factors required under FASB Accounting Standards Codification (ASC), Business Combinations, which is referred to as ASC 805, and determined that Mylan will be considered the acquirer for accounting purposes.

Ownership of Mylan After the Transaction

Based on certain assumptions regarding the number of Perrigo ordinary shares to be acquired in the Transaction and the number of Mylan ordinary shares that will be outstanding, we expect that, if all Perrigo ordinary shares are acquired pursuant to the Transaction, Mylan shareholders will own, in the aggregate, approximately 61% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the Transaction and former Perrigo shareholders will own, in the aggregate, approximately 39% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the Transaction.

Material Tax Consequences of the Share Issuance

U.S. Federal Income Tax Consequences of the Share Issuance

Mylan believes that its issuance of its ordinary shares in connection with the proposed Transaction should not result in any U.S. federal income tax consequences to Mylan shareholders or Mylan.

U.K. Tax Consequences of the Share Issuance

Our issuance of our ordinary shares in connection with the proposed Transaction will not result in any U.K. tax consequences for Mylan shareholders or Mylan.

Netherlands Income Tax Consequences of the Share Issuance

Our issuance of our ordinary shares in connection with the proposed Transaction will not result in any Netherlands income tax consequences, provided that: (A) the holder of Mylan ordinary shares, and in the case of individuals, his/her partner or certain relatives by blood or marriage in the direct line (including foster children), does not have a substantial interest or deemed substantial interest in us under the Netherlands Income Tax Act 2001 (in Dutch: “Wet inkomstenbelasting 2001”). Generally speaking, a holder of securities in a company is considered to hold a substantial interest in such company, if such holder alone or, in the case of individuals, together with his/her partner (statutorily defined term), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of that company or of 5% or more of the issued and outstanding capital of a certain class of shares of that company; or (ii) rights to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights in that company that relate to 5% or more of the company’s annual profits and/or to 5% or more of the company’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in a company has been disposed of, or is deemed to have been disposed of, on a non-recognition basis; and (B) the holder of Mylan ordinary shares does not hold a shareholding that qualifies or qualified as a participation for purposes of the Netherlands Corporate Income Tax Act 1969 (in Dutch: “Wet op de vennootschapsbelasting 1969”). Generally, a taxpayer’s shareholding of 5% or more in a company’s nominal paid-up share capital qualifies as a participation. A shareholder may also have a participation if such shareholder does not have a 5% shareholding but a related entity (statutorily defined term) has a participation or if the company in which the shares are held is a related entity.

However, the proposed Transaction, more specifically the change of the percentage interest held by those Mylan shareholders that do have a substantial interest or deemed substantial interest or a qualifying participation as outlined under (A) or (B) above at the date of exchange (“dilution”) may have Netherlands income tax consequences for (i) non-resident individuals who are not eligible to tax treaty benefits, (ii) Netherlands resident individuals holding a substantial interest or deemed substantial interest and (iii) in specific cases which are considered abusive, non-resident corporate legal entities holding a substantial interest or deemed substantial interest.

In addition, the dilution means the percentage interest held by the Mylan shareholder will change and such percentage interest held by the Mylan shareholder can be relevant to certain Netherlands tax aspects, such as access to the participation exemption regime and reduced rates of withholding taxes on dividends under national tax legislation or under tax treaties.

MYLAN SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION. THE DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY.

Regulatory Approvals; Certain Other Legal Matters

The making of the offer to acquire all of the outstanding Perrigo ordinary shares is pre-conditioned on one of the following having occurred: (i) the expiration or termination of all applicable waiting periods (including any extensions thereof) under the HSR Act, (ii) a final decision to clear or approve the consummation of the Acquisition under the HSR Act having been obtained, irrespective of the conditions attaching thereto, or (iii) September 13, 2015 (the “HSR Pre-Condition”). Mylan reserves the right to waive the HSR Pre-Condition and commence the offer, but if Mylan waives the HSR Pre-Condition or the HSR Pre-Condition is satisfied pursuant to clause (iii) above, the consummation of the offer will remain subject to the HSR Condition.

The Acquisition is subject to review by the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ” and, together with the FTC, the “antitrust agencies”). Under the HSR Act, the Acquisition may not be completed until certain information and documentary material (“Premerger Notification and Report Forms”) have been provided to the antitrust agencies and the applicable HSR Act waiting period has expired or been terminated.

Under the HSR Act, our acquisition of Perrigo ordinary shares, including pursuant to the Acquisition, may not be completed until the expiration of a 30-day waiting period following our filing of a Premerger Notification and Report Forms concerning the proposed acquisition of Perrigo with the antitrust agencies, unless the waiting period is earlier terminated by the antitrust agencies. We filed a Premerger Notification and Report Forms on April 13, 2015 with the antitrust agencies in connection with the proposed purchase of Perrigo ordinary shares, and the required waiting period will expire on May 13, 2015 unless earlier terminated by the antitrust agencies or unless we receive a request for additional information or documentary material (a “Second Request”) prior to that time. If within the waiting period the antitrust agencies issue a Second Request to us, the waiting period will be extended for an additional period of 30 days following the date we comply with that request.

At any time before or after our acquisition of Perrigo ordinary shares, the antitrust agencies could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin our purchase of Perrigo ordinary shares or seeking the divestiture of Perrigo ordinary shares acquired by us or the divestiture of substantial assets of Perrigo or its subsidiaries.

Mylan and, based on our examination of publicly available information, Perrigo derive revenues in a number of jurisdictions where antitrust or competition filings or approvals are or may be required. In particular, we believe that the Acquisition is subject to the receipt of regulatory approvals from the relevant competition authorities in the European Union, Australia, Canada, Russia and Ukraine or the expiration of the applicable waiting periods under the antitrust and competition laws of such jurisdictions. Mylan plans to formally notify the relevant competition authorities in these jurisdictions as soon as practicable.

The Acquisition cannot be consummated until after the relevant approvals have been obtained or applicable waiting periods have expired under the antitrust and competition laws of the countries listed above where filings or approvals are or may be required. We cannot assure you that a challenge to the Acquisition will not be made or that, if a challenge is made, it will not succeed.

Financing of the Acquisition

The Acquisition is not subject to any financing condition or contingency. We expect to use the borrowings from a new bridge loan credit facility of approximately $12.5 billion to finance the Acquisition to the extent that the cash portion of the consideration being paid as part of the Acquisition is not funded from our own resources and/or alternative funding sources.

CERTAIN RELATIONSHIPS WITH PERRIGO AND INTERESTS OF OUR DIRECTORS AND

EXECUTIVE OFFICERS IN THE TRANSACTION

Neither Mylan nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Perrigo, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this proxy statement, there have been no contacts, negotiations or transactions since two years before the date of the mailing of this proxy statement, between Mylan, any of our subsidiaries or, to the best of our knowledge, any of our directors, executive officers or other affiliates, on the one hand, and Perrigo or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

We have not effected any transaction in securities of Perrigo in the past 60 days. To our knowledge, after reasonable inquiry, none of our directors or executive officers nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Perrigo or has effected any transaction in securities of Perrigo during the past 60 days.

OWNERSHIP OF EQUITY SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Mylan

The following tables set forth information regarding the beneficial ownership of Mylan ordinary shares as of April 20, 2015 by (i) all persons who beneficially own five percent or more of the outstanding Mylan ordinary shares, (ii) Mylan’s directors, Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers of Mylan who were serving at the end of 2014, and (iii) all directors and executive officers of Mylan as a group (based on 489,868,169 shares of Mylan ordinary shares outstanding as of such date). For purposes of these tables, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person is also considered to beneficially own shares that he or she has the right to acquire within 60 days of April 20, 2015. Unless otherwise indicated, the principal address of each of the Mylan shareholders listed below is c/o Mylan N.V., Albany Gate, Darkes Lane, Potters Bar, Herts EN6 1AG, United Kingdom. To Mylan’s knowledge, as of April 20, 2015, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below.

Shareholders Owning Approximately 5% or More

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Subsidiaries of Abbott Laboratories(1) c/o Abbott Laboratories, 100 Abbott Park Road, Abbott Park, IL 60064-6092	69,750,000	(2)	14.2%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	34,852,351	(3)(5)	7.1%
The Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, PA 19355	28,841,159	(4)(5)	5.9%

(1)	Abbott and its subsidiaries that own ordinary shares of Mylan N.V. are subject to the terms of the Shareholder Agreement (the “Shareholder Agreement”), dated February 27, 2015, by and among Mylan N.V., Abbott, Laboratoires Fournier S.A.S. (“Abbott France”), Abbott Established Products Holdings (Gibraltar) Limited (“Abbott Gibraltar”), and Abbott Investments Luxembourg S.à.r.l. (“Abbott Luxembourg” and, together with Abbott France and Abbott Gibraltar, the “Abbott Subsidiaries”). The Shareholder Agreement will terminate when Abbott no longer beneficially owns any of the ordinary shares of Mylan N.V. issued to it in connection with the Abbott Transaction. So long as Abbott beneficially owns at least five percent of the ordinary shares of Mylan N.V., Abbott is required to vote each Mylan N.V. voting security (a) in favor of all those persons nominated and recommended to serve as directors of Mylan N.V.’s Board of Directors or any applicable committee thereof and (b) with respect to any other action, proposal, or matter to be voted on by the shareholders of Mylan N.V. (including through action by written consent), in accordance with the recommendation of the Mylan N.V. Board of Directors or any applicable committee thereof. However, Abbott is free to vote at its discretion in connection with any proposal submitted for a vote of the Mylan N.V. shareholders in respect of (a) the issuance of equity securities in connection with any merger, consolidation, or business combination of Mylan N.V., (b) any merger, consolidation, or business combination of Mylan N.V., or (c) the sale of all or substantially all the assets of Mylan N.V., except where such proposal has not been approved or recommended by the Mylan N.V. Board of Directors, in which event Abbott must vote against the proposal. Further information on the Shareholder Agreement can be found in the Registration Statement.
(2)

Based on Schedule 13D/A filed by Abbott and the Abbott Subsidiaries with the SEC on April 10, 2015 (the “Schedule 13D/A”), Abbott has sole voting power over 0 shares, shared voting power over 69,750,000 shares, sole dispositive power over 0 shares, and shared dispositive power over 69,750,000 shares; Abbott France has sole voting power, shared voting power, sole dispositive power and shared dispositive power over 0 shares; Abbott Gibraltar has sole voting power over 0 shares, shared voting power over 62,782,018 shares, sole dispositive power over 0 shares, and shared dispositive power over 62,782,018 shares; and Abbott Luxembourg has sole voting power over 0 shares, shared voting power over 6,967,982 shares, sole dispositive power over 0 shares, and shared dispositive power over 6,967,982 shares. According to Item 4 of the Schedule 13D/A filed by Abbott on April 6, 2015, on March 31, 2015, the Abbott Subsidiaries entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and Goldman Sachs & Co., as representatives of the several underwriters named therein, and Mylan N.V. relating to an underwritten public resale offering by the Abbott Subsidiaries of an aggregate of 35,000,000 ordinary shares of Mylan N.V. (the “Offering”). The ordinary shares were sold at a price of $56.89125 per ordinary share. This amount represents the $58.35 public offering price per ordinary share, less underwriting discounts and commissions of $1.45875 per ordinary share. The Offering was completed on April 6, 2015. Pursuant to the Underwriting Agreement, Abbott Luxembourg, for no additional consideration, granted the representatives of the Underwriters a 30-day option to purchase up to an additional 5,250,000 ordinary shares of Mylan N.V. from Abbott Luxembourg on the same terms. According to Item 4 of the Schedule 13D/A filed by Abbott on April 10, 2015, on April 7, 2015, the representatives of the Underwriters delivered notice of their exercise of the foregoing option in full. The sale of ordinary shares pursuant to the exercise of the option was completed on April 10, 2015.
(3)	Based on Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 15, 2015 with respect to Mylan Inc., BlackRock, Inc. has sole voting power over 31,701,037 shares, shared voting power over 0 shares, sole dispositive power over 34,852,351 shares, and shared dispositive power over 0 shares.
(4)	Based on Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2015 with respect to Mylan Inc., The Vanguard Group, Inc. has sole voting power over 651,279 shares, shared voting power over 0 shares, sole dispositive power over 28,228,670 shares, and shared dispositive power over 612,489 shares.
(5)	On February 27, 2015, in connection with the Abbott Transaction, each share of Mylan Inc. common stock issued and outstanding was canceled and automatically converted into and became the right to receive one Mylan N.V. ordinary share.

Directors, Executive Officers, and Directors and Executive Officers as a Group

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Options Exercisable and Restricted Shares Vesting within 60 Days	Percent of Class
Heather Bresch	545,884	(1)	44,709	*
Wendy Cameron	64,487		2,974	*
Hon. Robert J. Cindrich	8,135		2,974	*
Robert J. Coury	1,281,647	(2)	42,526	*
JoEllen Lyons Dillon	3,609		2,974	*
Neil Dimick, C.P.A.	38,587		2,974	*
Melina Higgins	27,351	(3)	9,597	*
Harry Korman(4)	30,971	(5)	25,966	*
Douglas Leech, C.P.A.	31,380		2,974	*
Rajiv Malik	489,230		11,463	*
Joseph C. Maroon, M.D.	11,787		2,974	*
Anthony Mauro	83,510	(6)	13,026	*
Mark W. Parrish	29,660		2,974	*
Rodney L. Piatt, C.P.A.	33,135		79,525	*
John D. Sheehan, C.P.A.	138,318		23,419	*
Randall L. (Pete) Vanderveen, Ph.D., R.Ph.	35,787		2,974	*
All Directors and executive officers as a group (15 persons, but not including Mr. Korman(4))	2,822,507	(7)	248,057	*

*	Less than 1%.
(1)	Includes 1,157 shares held in Ms. Bresch’s 401(k) account.
(2)	Includes 4,957 shares held in Mr. Coury’s 401(k) account.
(3)	Includes 19,000 shares held by Ms. Higgins’ spouse.
(4)	Mr. Korman retired from Mylan Inc. effective July 1, 2014.
(5)	Includes 1,001 shares held in Mr. Korman’s 401(k) account.
(6)	Includes 5,574 shares held in Mr. Mauro’s 401(k) account.
(7)	Includes 11,688 shares held in the executive officers’ 401(k) accounts.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 24, 2015, Mylan N.V. (“Mylan”) issued a Rule 2.5 announcement under the Irish Takeover Rules setting forth its legally-binding commitment to commence an offer for the entire issued and to be issued share capital of Perrigo Company plc (“Perrigo”). Under the terms of the offer, amended on April 29, 2015, Perrigo shareholders will receive $75 in cash and 2.3 Mylan N.V. ordinary shares for each Perrigo ordinary share (the “offer”). The offer is subject to certain conditions and other terms set forth in the formal Rule 2.5 announcement, including approval by Mylan’s ordinary shareholders. The offer is fully financed, cash confirmed and not conditional on due diligence. The offer is subject to regulatory approvals and customary conditions for an offer governed by the Irish Takeover Rules. On April 29, 2015, Perrigo issued a press release announcing its purported rejection of the amended offer.

On April 24, 2015, the Company entered into a bridge credit agreement (the “Bridge Credit Agreement”) with the lenders from time to time party thereto and Goldman Sachs Bank USA as the Administrative Agent in connection with the offer. The Bridge Credit Agreement, amended on April 29, 2015, provides for a bridge credit facility (the “Bridge Facility”) under which Mylan may obtain loans up to an aggregate amount of approximately $12.5 billion. The proceeds of the Bridge Facility will be applied solely to finance the acquisition, directly or indirectly (whether by way of the offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and costs related to the Acquisition to the extent that the cash portion of the consideration being paid as part of the Acquisition is not funded from our own resources and/or alternative funding sources.

Mylan is not affiliated with Perrigo and has not had the cooperation of Perrigo’s management, advisors or auditors or due diligence access to Perrigo or its business or management in the preparation of these unaudited pro forma condensed combined financial statements. Mylan has not received information from Perrigo concerning its business and financial condition for any purpose, including preparing these unaudited pro forma condensed combined financial statements. Accordingly, these unaudited pro forma condensed combined financial statements have been prepared by Mylan based solely on publicly available information, including Perrigo’s financial statements, SEC filings, analyst reports and investor presentations. The following discussion details the process and assumptions, including those related to recent acquisitions that Mylan has made in preparing the unaudited pro forma condensed combined financial statements.

On February 27, 2015, Mylan completed the acquisition of the non-U.S. developed markets specialty and branded generics business (the “Abbott Business”) of Abbott Laboratories, an Illinois corporation (“Abbott”), in an all-stock transaction for total consideration of $6.3 billion (the “Abbott Transaction”). Also on February 27, 2015, Moon of PA Inc. merged with and into Mylan Inc., with Mylan Inc. surviving as a wholly owned indirect subsidiary of Mylan N.V. and each share of Mylan Inc. common stock issued and outstanding immediately prior to the effective date of the Merger was canceled and automatically converted into, and became the right to receive, one Mylan N.V. ordinary share. On February 18, 2015, the Office of Chief Counsel of the Division of Corporation Finance of the SEC issued a no-action letter to Mylan Inc. and Mylan N.V. that included its views that the acquisition of the Abbott Business constituted a “succession” for purposes of Rule 12g-3(a) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and that Mylan N.V., as successor to Mylan Inc., is deemed a large accelerated filter for purposes of Exchange Act Rule 12-b2.

On March 30, 2015, Perrigo completed its acquisition of Omega Pharma Invest NV (“Omega”), a limited liability company incorporated under the laws of Belgium. The purchase price for Omega totaled $4.4 billion, and consisted of $2.1 billion of cash (inclusive of $67.7 million in interest incurred from November 6, 2014, the date on which Perrigo entered into the agreement to purchase Omega, through the closing date), the assumption of $1.4 billion of Omega debt, and the issuance of 5,397,711 Perrigo shares. The cash consideration was financed by a combination of debt and equity issued by Perrigo.

Mylan, the Abbott Business and Perrigo’s financial information is prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) with all amounts stated in U.S. Dollars. Omega prepared its historical financial information in accordance with International Financial Reporting Standards as adopted by the European Union, (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) with all amounts presented in Euro.

The proposed acquisition of Perrigo is to be accounted for using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan as the acquirer. Unless otherwise indicated, all references to the proposed acquisition of Perrigo, include Perrigo’s acquisition of Omega. For purposes of preparing the unaudited pro forma combined balance sheet at December 31, 2014, Mylan has presented the following information:

•	The Mylan consolidated balance sheet as of December 31, 2014;

•	The unaudited Perrigo condensed consolidated balance sheet as of December 27, 2014;

•	The Abbott Business combined balance sheet as of December 31, 2014;

•	The unaudited Omega consolidated balance sheet as of September 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo (as disclosed in Exhibit 99.1 of Perrigo’s Current Report on Form 8-K dated November 20, 2014);

•	Pro forma adjustments to reflect the acquisition of the Abbott Business as if it had occurred on December 31, 2014;

•	Pro forma adjustments to reflect the proposed acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on December 31, 2014; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo as if it had occurred on December 31, 2014.

For purposes of preparing the unaudited pro forma combined statement of operations at December 31, 2014, Mylan has presented the following information:

•	The Mylan consolidated statement of operations for the year ended December 31, 2014;

•	The unaudited Perrigo condensed consolidated statement of operations for the twelve months ended December 27, 2014;

•	The Abbott Business combined statement of earnings for the year ended December 31, 2014;

•	The unaudited Omega consolidated statement of operations for the twelve months ended June 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo (as disclosed in Exhibit 99.1 of Perrigo’s Current Report on Form 8-K dated November 20, 2014);

•	Pro forma adjustments to reflect the acquisition of the Abbott Business as if it had occurred on January 1, 2014;

•	Pro forma adjustments to reflect the acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on January 1, 2014; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo and Omega as if it had occurred on January 1, 2014.

In preparing the unaudited pro forma condensed combined financial statements, Mylan has included the unaudited September 30, 2014 historical balance sheet for Omega and the unaudited consolidated statement of operations for the twelve month period ending June 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo (as disclosed in Exhibit 99.1 of Perrigo’s Current Report on Form 8-K dated November 20, 2014). Mylan has presented this financial information for Omega as it believes that it represents the best publicly available information to reflect a complete presentation of the unaudited pro forma condensed combined financial statements on a U.S. GAAP basis and is the most useful presentation for shareholders and other stakeholders. As previously mentioned, Mylan has not had the cooperation of Perrigo’s management, advisors or auditors and has not received any non-public financial or business information regarding Perrigo (including information regarding Omega). If additional historical Omega financial information for a more recent period prepared on a U.S. GAAP basis becomes available, Mylan will update and revise the unaudited pro forma condensed combined financial statements.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are: directly attributable to the aforementioned transactions; factually supportable; and, with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the Mylan, Abbott and Perrigo (including Omega, as disclosed by Perrigo) documents detailed in the section titled “Incorporation by Reference” beginning on page 75.

The unaudited pro forma financial information is for informational purposes only. It does not purport to indicate the results that would have actually been attained had the proposed acquisition of Perrigo (including Omega) or the acquisition of the Acquired Abbott Business been completed on the assumed date or for the period presented, or which may be realized in the future. To produce the unaudited pro forma financial information, Mylan allocated the estimated purchase price using its best estimates of fair value. These estimates are based on the most recently available public information. To the extent there are significant changes to the business of Perrigo (including the business of Omega), the assumptions and estimates herein could change significantly. The allocation of the purchase price is dependent upon certain valuation and other studies that are not yet started. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis is performed. There can be no assurances that the final valuation will not result in material changes to the purchase price allocation. Furthermore, Mylan could have reorganization and restructuring expenses as well as potential operating efficiencies as a result of the proposed combining of Mylan and Perrigo. The unaudited pro forma financial information does not reflect these potential expenses and efficiencies.

Mylan N.V.

Unaudited Pro Forma Balance Sheet Information

as of December 31, 2014

(in millions)

	Historical		Pro forma			Historical		Pro forma				Mylan/Perrigo Pro Forma Combined
	Mylan December 31, 2014	Abbott Business December 31, 2014	Abbott Business Pro forma adjustments	Note	Mylan Pro forma for Abbott Business	Perrigo December 27, 2014	Omega September 30, 2014	Perrigo Pro forma adjustments	Note	Perrigo Financing adjustments	Note

	I	II	III		IV=I+II+III	V	VI	VII		VIII		IV+V+VI+VII+VIII
ASSETS
Assets
Current assets:
Cash and cash equivalents	$225.5	$14.0	$(14.0)	4a	$209.6	$3,596.1	$27.4	$(135.0)	6e	$11,000.0	9a	$1,219.2
			(15.9)	4d				(11,039.9)	6c	(390.8)	9b
								(2,048.2)	6b
Accounts receivable, net	2,268.5	487.0	—		2,755.5	924.7	312.1	—		—		3,992.3
Inventories	1,651.4	232.0	(35.0)	4a	1,902.4	641.8	264.7	110.0	6f	—		2,918.9
			54.0	4e
Deferred income tax benefit	345.7	51.0	5.6	4l	402.3	66.6	6.3	—		—		475.2
Prepaid expenses and other current assets	2,295.8	68.0	(20.0)	4a	2,343.8	135.0	60.7	—		—		2,539.5

Total current assets	6,786.9	852.0	(25.3)		7,613.6	5,364.2	671.2	(13,113.1)		10,609.2		11,145.1
Property, plant and equipment, net	1,785.7	141.0	26.0	4f	1,952.7	756.8	86.2	—	6g	—		2,795.7
Intangible assets, net	2,347.1	709.0	4,129.0	4g	7,185.1	6,701.9	1,175.1	15,587.0	6h	—		30,649.1
Goodwill	4,049.3	950.0	(950.0)	4i	5,296.7	3,416.6	770.7	20,769.9	6j	—		26,066.6
			1,247.4	4i				(4,187.3)	6j
Deferred income tax benefit	83.4	127.4	—		210.8	29.4	106.0	—		—		346.2
Other assets	834.2	12.6	—		846.8	191.8	41.7	—		—		1,080.3

Total assets	$15,886.6	$2,792.0	$4,427.1		$23,105.7	$16,460.7	$2,850.9	$19,056.5		$10,609.2		$72,083.0

	Historical		Pro forma			Historical		Pro forma				Mylan/Perrigo Pro Forma Combined
	Mylan December 31, 2014	Abbott Business December 31, 2014	Abbott Business Pro forma adjustments	Note	Mylan Pro forma for Abbott Business	Perrigo December 27, 2014	Omega September 30, 2014	Perrigo Pro forma adjustments	Note	Perrigo Financing adjustments	Note

	I	II	III		IV=I+II+III	V	VI	VII		VIII		IV+V+VI+VII+VIII
LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Trade accounts payable	$905.6	$211.0	$(16.0)	4a	$1,100.6	$302.7	$246.1	$—		$—		$1,649.4
Short-term borrowings	330.7	—	—		330.7	—	—	—		—		330.7
Income taxes payable	160.7	—	—		160.7	29.4	42.7	—		—		232.8
Current portion of long-term debt and other long-term obligations	2,474.4	—	—		2,474.4	362.3	43.3	—		11,000.0	9a	13,880.0
Deferred income tax liability	0.2	2.0	8.3	4h	10.5	4.5	—	31.6	6i	—		46.6
Other current liabilities	1,434.1	298.0	(91.5)	4a	1,666.3	626.1	122.6	—		—		2,415.0
			25.7	4k

Total current liabilities	5,305.7	511.0	(73.5)		5,743.2	1,325.0	454.7	31.6		11,000.0		18,554.5
Long-term debt	5,732.8	—	—		5,732.8	4,445.2	1,384.9	200.0	6k	—		11,762.9
Other long-term obligations	1,336.7	59.0	—		1,395.7	285.3	39.6	—		—		1,720.6
Deferred income tax liability	235.4	79.0	373.8	4h	688.2	690.0	157.5	4,473.4	6i	—		6,009.1

Total liabilities	12,610.6	649.0	300.3		13,559.9	6,745.5	2,036.7	4,705.0		11,000.0		38,047.1

Equity
Ordinary shares	273.3	—	1.4	4b	5.5	7,695.2	494.2	(8,189.4)	6l	—		9.3
			(183.8)	4n				3.8	6a
			(85.4)	4m
Additional paid-in capital	4,212.8	—	6,304.4	4b	6,943.9	—	—	25,012.1	6a	—		31,956.0
			15.2	4l
			(3,772.3)	4m
			183.8	4n
Net parent company investment	—	2,382.0	(2,181.5)	4j	—	—	—	—		—		—
			38.5	4a
			(239.0)	4j
Retained earnings	3,614.5	—	(15.9)	4d	3,563.3	2,012.6	331.0	(2,343.6)	6l	(390.8)	9b	3,037.5
			(25.7)	4k				(135.0)	6e
			(9.6)	4l
Accumulated other comprehensive (loss) income	(987.0)	(239.0)	239.0	4j	(987.0)	7.4	(10.5)	3.1	6l	—		(987.0)

	7,113.6	2,143.0	269.1		9,525.7	9,715.2	814.7	14,351.0		(390.8)		34,015.8
Noncontrolling interest	20.1	—	—		20.1	—	(0.5)	0.5	6l	—		20.1
Less: Treasury Stock	3,857.7	—	(3,857.7)	4m	—	—	—	—		—		—

Total equity	3,276.0	2,143.0	4,126.8		9,545.8	9,715.2	814.2	14,351.5		(390.8)		34,035.9

Total liabilities and equity	$15,886.6	$2,792.0	$4,427.1		$23,105.7	$16,460.7	$2,850.9	$19,056.5		$10,609.2		$72,083.0

Mylan N.V.

Unaudited Pro Forma Statement of Operations

for the year ended December 31, 2014

(in millions, except per share amounts)

	Historical		Pro forma			Historical		Pro forma adjustments				Mylan/Perrigo Pro Forma Combined
	Mylan N.V. December 31, 2014	Abbott Business December 31, 2014	Abbott Business Pro forma adjustments	Note	Mylan Pro forma for Abbott Business	Perrigo Twelve months ended December 27, 2014	Omega Twelve months ended June 30, 2014	Perrigo Pro forma adjustments	Note	Perrigo Financing adjustments	Note

	I	II	III		IV=I+II+III	V	VI	VII		VIII		IV+V+VI+VII+VIII
Revenues:
Net sales	$7,646.5	$1,985.0	$—		$9,631.5	$4,171.6	$1,698.6	$—		$—		$15,501.7
Other revenues	73.1	—	—		73.1	—		—		—		73.1

Total revenues	7,719.6	1,985.0	—		9,704.6	4,171.6	1,698.6	—		—		15,574.8
Cost of sales	4,191.6	933.0	338.4	7a	5,517.0	2,735.3	791.4	749.3	8a	—		9,903.0
			54.0	7b				110.0	8b	—
			—	7d

Gross profit	3,528.0	1,052.0	(392.4)		4,187.6	1,436.3	907.2	(859.3)		—		5,671.8
Operating expenses:
Research and development	581.8	104.0	—		685.8	172.6	47.6	—		—		906.0
Selling, general, and administrative	1,625.7	646.0	(97.2)	7c	2,175.0	641.4	641.4	—		—		3,457.8
			0.5	7d
Litigation settlements, net	47.9	—	—		47.9	—	—	—		—		47.9
Other operating income, net	80.0	—	—		80.0	—	8.7	—		—		88.7

Total operating expenses	2,175.4	750.0	(96.7)		2,828.7	814.0	680.3	—		—		4,323.0

Earnings from operations	1,352.6	302.0	(295.7)		1,358.9	622.3	226.9	(859.3)		—		1,348.8
Interest expense	333.2	—	—		333.2	109.1	59.0	20.0	8e	296.1	9a,9b	817.4
Other expense, net	44.9	3.0	—		47.9	91.6	25.8	—		—		165.3

Earnings before income taxes and noncontrolling interest	974.5	299.0	(295.7)		977.8	421.6	142.1	(879.3)		(296.1)		366.1
Income tax (benefit) provision	41.4	34.0	(71.4)	7e	4.0	75.2	30.6	(158.3)	8c	(53.3)	9c	(101.8)

	Historical		Pro forma			Historical		Pro forma adjustments				Mylan/Perrigo Pro Forma Combined
	Mylan N.V. December 31, 2014	Abbott Business December 31, 2014	Abbott Business Pro forma adjustments	Note	Mylan Pro forma for Abbott Business	Perrigo Twelve months ended December 27, 2014	Omega Twelve months ended June 30, 2014	Perrigo Pro forma adjustments	Note	Perrigo Financing adjustments	Note

	I	II	III		IV=I+II+III	V	VI	VII		VIII		IV+V+VI+VII+VIII
Net earnings	933.1	265.0	(224.3)		973.8	346.4	111.5	(721.0)		(242.8)		467.9
Net earnings attributable to the noncontrolling interest	(3.7)	—	—		(3.7)	—	—	—		—		(3.7)

Net earnings attributable to Mylan N.V. ordinary shareholders	$929.4	$265.0	$(224.3)		$970.1	$346.4	$111.5	$(721)		$(242)		$464

Earnings per ordinary share attributable to Mylan ordinary shareholders:
Basic	$2.49											$0.56

Diluted	$2.34											$0.55

Weighted average ordinary shares outstanding:
Basic	373.7		110.0	7f	483.7			338.6	8d			822.3

Diluted	398.0		110.0	7f	508.0			338.6	8d			846.6

Notes to Unaudited Pro Forma Financial Statements

1. General

On April 24, 2015, Mylan issued a Rule 2.5 announcement under the Irish Takeover Rules setting forth its legally-binding commitment to commence an offer for the entire issued and to be issued share capital of Perrigo (the “Perrigo Proposal”). Under the terms of the offer, Perrigo shareholders will receive $75 in cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share. The offer is subject to certain conditions and other terms set forth in the formal Rule 2.5 announcement, including approval by Mylan N.V. shareholders. On April 29, 2015, Perrigo issued a press release announcing its purported rejection of the offer.

On February 27, 2015 Mylan completed the acquisition of the Abbott Business from Abbott in an all-stock transaction for total consideration of $6.3 billion. Also on February 27, 2015, Moon of PA Inc. merged with and into Mylan Inc., with Mylan Inc. surviving as a wholly owned indirect subsidiary of Mylan N.V. and each share of Mylan Inc. common stock issued and outstanding immediately prior to the effective date of the Merger was canceled and automatically converted into, and became the right to receive, one Mylan N.V. ordinary share. On February 18, 2015, the Office of Chief Counsel of the Division of Corporation Finance of the SEC issued a no-action letter to Mylan Inc. and Mylan N.V. that included its views that the acquisition of the Abbott Business constituted a “succession” for purposes of Rule 12g-3(a) under the Exchange Act and that Mylan N.V., as successor to Mylan Inc., is deemed a large accelerated filer for purposes of Exchange Act Rule 12b-2.

The unaudited pro forma financial information gives effect to the acquisition of the Abbott Business and the proposed acquisition of Perrigo (including Omega) both of which are accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under ASC 805, the acquirer is usually the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. The acquirer usually is also the combining entity whose relative size is significantly larger than that of the other combining entity or entities. As a result, Mylan is treated as the acquirer in both transactions.

The historical financial information has been adjusted in the unaudited pro forma financial information to give effect to pro forma events that are: directly attributable to the acquisition of the Abbott Business and the proposed acquisition of Perrigo (including Omega); factually supportable; and, with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on the results of Mylan. As such, the impact from transaction-related expenses is not included in the unaudited pro forma statement of operations. However, the impact of these expenses is reflected in the unaudited pro forma balance sheet as a decrease to cash and cash equivalents with a corresponding decrease to retained earnings.

The unaudited pro forma financial information does not reflect any operative synergies, including cost savings, or the associated costs to achieve such savings that could result from either transaction.

Assumptions and estimates underlying the pro forma adjustments are described in Notes 4, 6, 7, 8 and 9. Since the unaudited pro forma financial information has been prepared based on preliminary estimates, which are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and its allocation thereof. Differences from the preliminary estimates could be material.

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of the results of operations or financial position that would have been achieved had either transaction been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Mylan.

2. Basis of Presentation

Mylan is not affiliated with Perrigo and has not had the cooperation of Perrigo’s management, advisors or auditors or due diligence access to Perrigo or its business or management in the preparation of these unaudited

Notes to Unaudited Pro Forma Financial Statements - Continued

pro forma combined financial statements. Mylan has not received information from Perrigo concerning its business and financial condition for any purpose, including preparing these unaudited pro forma combined financial statements. Accordingly, these unaudited pro forma combined financial statements have been prepared by Mylan based solely on publicly available information, including Perrigo’s financial statements, Omega’s financial statements, as disclosed by Perrigo, SEC filings, analyst reports and investor presentations. The unaudited pro forma combined financial statements were based on and should be read in conjunction with the following documents:

•	audited consolidated financial statements of Mylan as of and for the year ended December 31, 2014 and the related notes, included in the Mylan Annual Report on Form 10-K;

•	audited consolidated financial statements of Perrigo as of and for the year ended June 27, 2014 and the related notes, included in the Perrigo Annual Report on Form 10-K;

•	unaudited condensed consolidated financial statements of Perrigo as of and for the three and six months ended December 27, 2014 and the related notes, included in the Perrigo Quarterly Report on Form 10-Q;

•	audited financial statements of Omega for the year ended December 31, 2013 (which have been filed as Exhibit 99.1 to the Current Report on Form 8-K of Perrigo dated November 20, 2014)

•	unaudited financial information of Omega for the nine months ended September 30, 2014 and 2013 (which have been filed as Exhibit 99.2 to the Current Report on Form 8-K of Perrigo dated November 20, 2014); and

•	the Current Report on Form 8-K of Perrigo dated November 20, 2014, which presents the pro forma impacts of the Omega transaction.

The following discussion details the process and assumptions, including those related to recent acquisitions that Mylan has made in preparing the unaudited pro forma combined financial statements.

On March 30, 2015, Perrigo completed its acquisition of Omega. The purchase price for Omega totaled $4.4 billion, and consisted of $2.1 billion of cash (inclusive of $67.7 million in interest incurred from November 6, 2014, the date on which Perrigo entered into the agreement to purchase Omega, through the closing date), the assumption of $1.4 billion of Omega debt, and the issuance of 5,397,711 Perrigo shares. The cash consideration was financed by a combination of debt and equity issued by Perrigo.

Mylan, the Abbott Business and Perrigo’s financial information is prepared in accordance with U.S. GAAP with all amounts stated in U.S. Dollars. Omega prepared its historical financial information in accordance with IFRS as issued by the IASB with all amounts presented in Euro.

The proposed acquisition of Perrigo is to be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan as the acquirer. Unless otherwise indicated, all references to the proposed acquisition of Perrigo, include Perrigo’s acquisition of Omega. For purposes of preparing the unaudited pro forma combined balance sheet at December 31, 2014, Mylan has presented the following information:

•	The Mylan consolidated balance sheet as of December 31, 2014;

•	The unaudited Perrigo condensed consolidated balance sheet as of December 27, 2014;

•	The Abbott Business combined balance sheet as of December 31, 2014;

•	The unaudited Omega consolidated balance sheet as of September 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo;

•	Pro forma adjustments to reflect the acquisition of the Abbott Business as if it had occurred on December 31, 2014;

Notes to Unaudited Pro Forma Financial Statements - Continued

•	Pro forma adjustments to reflect the proposed acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on December 31, 2014; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo as if it had occurred on December 31, 2014.

For purposes of preparing the unaudited pro forma combined statement of operations at December 31, 2014, Mylan has presented the following information:

•	The Mylan consolidated statement of operations for the year ended December 31, 2014;

•	The unaudited Perrigo consolidated statement of operations for the twelve months ended December 27, 2014;

•	The Abbott Business combined statement of earnings for the year ended December 31, 2014;

•	The unaudited Omega consolidated statement of operations for the twelve months ended June 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo;

•	Pro forma adjustments to reflect the acquisition of the Abbott Business as if it had occurred on January 1, 2014;

•	Pro forma adjustments to reflect the acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on January 1, 2014; and

•	Financing-related adjustments to reflect the proposed acquisition of Perrigo and Omega as if it had occurred on January 1, 2014.

In preparing the unaudited pro forma combined financial statements, Mylan has included the unaudited September 30, 2014 historical balance sheet for Omega and the unaudited consolidated statement of operations for the twelve months ended June 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo (as disclosed in Exhibit 99.1 of Perrigo’s Form 8-K dated November 20, 2014). Mylan has presented this financial information for Omega as it believes that it represents the best publicly available information to reflect a complete presentation of the unaudited pro forma combined financial statements on a U.S. GAAP basis and is the most useful presentation for shareholder and other stakeholders. As previously mentioned, Mylan has not had the cooperation of Perrigo management, advisors or auditors and has not received any non-public financial or business information regarding Perrigo (including information regarding Omega). If additional historical Omega financial information for a more recent period prepared on a U.S. GAAP basis becomes available, Mylan will update and revise the unaudited pro forma combined financial statements.

The unaudited pro forma financial information has been prepared using the acquisition method of accounting. For accounting purposes, Mylan has been treated as the acquirer in the acquisition of the Abbott Business and proposed acquisition of Perrigo (including Omega). Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been presented solely for the purpose of providing the unaudited pro forma financial information and will be revised as additional information becomes available and as additional analysis is performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma financial information and Mylan’s future results of operations and financial condition.

The acquisition of the Abbott Business and the proposed acquisition of Perrigo (including Omega) has been accounted for using Mylan’s historical information and accounting policies and combining the assets and

Notes to Unaudited Pro Forma Financial Statements - Continued

liabilities of the Abbott Business and Perrigo (including Omega) at their respective estimated fair values. The assets and liabilities of the Abbott Business have been measured based on various estimates using assumptions that Mylan’s management believes are reasonable and utilizing information currently available. For the assets and liabilities of Perrigo, Mylan allocated the estimated purchase price using its best estimates of fair value. These estimates are based on the most recently available public information. To the extent there are significant changes to the business of Perrigo or adverse impacts from a proposed transaction Mylan is unaware of because of lack of cooperation from management, the assumptions and estimates herein could change significantly. The allocation of the purchase price is dependent upon certain valuation and other studies that are not yet started. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis is performed. There can be no assurances that the final valuation will not result in material changes to the purchase price allocation.

Acquisition-related transaction costs, such as investment banker, advisory, legal, valuation, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. These costs are not presented in the unaudited pro forma statement of operations because they will not have a continuing impact on the consolidated results of Mylan.

In connection with the proposed acquisition of Perrigo, total acquisition-related transaction costs expected to be incurred by Mylan are estimated to be approximately $135 million (excluding financing fees payable related to the bridge credit agreement). The estimated transaction costs are reflected in the unaudited pro forma combined balance sheet as of December 31, 2014 as a reduction to cash and cash equivalents with a corresponding decrease to retained earnings. No tax effect was recorded for these costs as their deductibility has not been assessed.

In connection with the acquisition of the Abbott Business, during the year ended December 31, 2014, transaction costs incurred by Mylan and the Abbott Business totaled $50.2 million and $47.0 million, respectively. These costs are included in the results of operations and eliminated in the unaudited pro forma income statement adjustments. Additionally, the unaudited pro forma balance sheet reflects approximately $16 million of anticipated acquisition-related transaction costs to be incurred by Mylan in 2015 as a reduction to cash and cash equivalents with a corresponding decrease to retained earnings. No tax effect was recorded for these costs as their deductibility has not been assessed.

Reclassifications

Certain reclassifications were made to the historical financial statements of the Abbott Business and Perrigo to conform to the financial statement presentation adopted by Mylan, which include the following:

Adjustments made to the Abbott Business’ historical combined financial statements as of December 31, 2014:

•	A reclassification of $20.0 million from prepaid expenses and other current assets to accounts receivable;

•	A reclassification of $127.4 million from other assets to deferred income tax benefit;

•	A reclassification of $35.0 million from other current liabilities to accounts payable related to VAT taxes;

•	A reclassification of $58.0 million from accrued salary and wages to other current liabilities;

•	A reclassification of $2.0 million from other current liabilities to current deferred income tax liability;

•	A reclassification of $79.0 million from other long term obligations to non-current deferred income tax liability; and

Notes to Unaudited Pro Forma Financial Statements - Continued

•	A reclassification of $3.0 million from net foreign exchange losses to other expense, net.

Adjustments made to the Perrigo’s unaudited historical consolidated financial statements as of and for the twelve months ended December 27, 2014:

•	A reclassification of $20.0 million from investment securities to prepaid expenses and other current assets

•	A reclassification of $64.7 million from goodwill and other indefinite-lived intangible assets to intangible assets

•	A reclassification of $85.7 million from accrued payroll and related taxes to other accrued liabilities

•	A reclassification of $310.3 million from accrued customer programs to other accrued liabilities

•	A reclassification of $57.3 million from distribution expenses to selling, general and administrative expenses

•	A reclassification of $206.3 million from selling expenses to selling, general and administrative expenses

•	A reclassification of $343.7 million from administration expenses to selling, general and administrative expenses

•	A reclassification of $34.2 million from restructuring expenses to selling, general and administrative expenses

Adjustments made to the Omega’s unaudited historical consolidated financial statements as of September 30, 2014

•	A reclassification of $1.2 billion from goodwill and other indefinite-lived intangible assets to intangible assets

Adjustments made to the Omega’s unaudited historical consolidated financial statements for the twelve months ended June 30, 2014

•	A reclassification of $95.2 million from distribution expenses to selling, general and administrative expenses

•	A reclassification of $535.0 million from selling expenses to selling, general and administrative expenses

•	A reclassification of $11.2 million from restructuring to selling, general and administrative expenses

Upon consummation of the proposed acquisition of Perrigo, Mylan will review, in detail, Perrigo’s accounting policies. As a result of that review, Mylan may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited combined financial statements. Based upon the publicly available information, Mylan is not aware of any differences that would have a material impact on the unaudited combined financial statements.

Notes to Unaudited Pro Forma Financial Statements - Continued

3. Abbott Business Purchase Price

Upon consummation of Mylan’s acquisition of the Abbott Business, Abbott and its subsidiaries received 110,000,000 Mylan ordinary shares as a consideration for the acquisition.

(in millions, except share amounts)
Number of Mylan shares issued to Abbott	110,000,000
Mylan common stock per share closing price, as of February 27, 2015	57.33

Total purchase price	6,305.8

Goodwill	$1,247.4

4. Abbott Business Pro Forma Combined Balance Sheet

Adjustments included in the unaudited pro forma balance sheet are represented by the following:

(in millions)	Note	Amount
Purchase consideration
Fair value of total consideration transferred	4b	$6,305.8

Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of the Abbott Business’s net assets	4c	2,143.0
Net liabilities not included in the Abbott Transaction	4a	38.5
Elimination of the Abbott Business’s historical goodwill	4i	(950.0)

Net assets to be acquired		1,231.5

Preliminary estimate of fair value adjustment of net assets acquired
Inventories	4e	54.0
Property, plant and equipment	4f	26.0
Intangible assets, net	4g	4,129.0
Deferred income tax liability	4h	(382.1)

Goodwill	4i	$1,247.4

a. Reflects the elimination of certain assets and liabilities included in the Abbott Business’s historical financial combined balance sheet that were not acquired or assumed by Mylan. The excluded assets and liabilities include the following items:

(in millions)
Cash and cash equivalents	$14.0
Inventories	35.0
Prepaid expenses and other current assets	20.0
Trade accounts payable	16.0
Other current liabilities	91.5

Net liabilities not included in the Abbott Transaction	$(38.5)

b. As a result of the Abbott Transaction, Abbott and its subsidiaries received 110,000,000 Mylan ordinary shares as consideration for the transfer of the Abbott Business.

c. Reflects the acquisition of $2.1 billion of historical book value of net assets of the Abbott Business as of December 31, 2014.

Notes to Unaudited Pro Forma Financial Statements - Continued

d. Reflects the recognition of $66.1 million of transaction costs expected to be incurred by Mylan. Of these costs, $50.2 million was incurred and included in Mylan’s results of operations for the year ended December 31, 2014. The remaining $15.9 million is expected to be incurred in 2015. These fees are recorded against retained earnings solely for the purposes of this presentation. There is no continuing impact of these transaction costs on the combined operating results and, as such, these fees are not included in the unaudited pro forma statement of operations.

e. Represents the estimated adjustment to step-up inventory to fair value of $54.0 million. The estimated step-up in inventory is preliminary and is subject to change based upon final determination of the fair values of finished goods and work in-process inventories. Mylan will reflect the fair value of the inventory of the Abbott Business as the acquired inventory is sold, which for purposes of these unaudited pro forma statement of operations is assumed to occur within the first year after closing.

f. Represents the estimated adjustment to step-up property, plant and equipment to fair value of $26.0 million. The estimated step-up is preliminary and is subject to change.

g. The fair value adjustment estimate for identifiable intangible assets of $4.1 billion is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset. This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for identified intangibles may differ materially from this preliminary determination.

The fair value adjustment estimate of identifiable intangible assets is preliminary and is determined using the “income approach,” which is a valuation technique that calculates an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each product (including net revenues, cost of sales, research and development costs, selling and marketing costs, and working capital), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream, and other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

h. Reflects the deferred income tax liability adjustment of $382.1 million resulting from fair value adjustments for the inventory, property, plant and equipment and identifiable intangible assets acquired. This estimate was determined based on the excess book basis over the tax basis of the inventory, property plant and equipment and identifiable intangible assets acquired at the applicable statutory tax rates. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon Mylan’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed pursuant to the Abbott Transaction.

i. Reflects the elimination of the Abbott Business’s historical goodwill amount and the recognition of goodwill related to the Abbott Transaction. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The estimated goodwill calculation is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is assessed at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable based on management’s assessment.

Notes to Unaudited Pro Forma Financial Statements - Continued

j. The adjustments relate to the elimination of the Abbott Business’s net parent company investment in the Abbott Business after adjusting for excluding assets and liabilities and the elimination of accumulated other comprehensive income.

k. To record the estimated nonrecurring costs of $25.7 million related to the reimbursement to Mylan’s directors and executive officers for excise taxes resulting from the Abbott Transaction.

l. To record the estimated nonrecurring costs of $15.2 million related to the acceleration of the vesting of certain equity-based awards for Mylan’s directors, executive officers and employees and related adjustments resulting from the Abbott Transaction.

m. Reflects the elimination of Mylan’s treasury stock as each share of common stock held in treasury has been cancelled immediately prior to the closing of the Abbott Transaction.

n. Reflects the exchange of Mylan Inc.’s outstanding common stock, with a par value of $0.50 per share, for Mylan N.V. ordinary shares, with a nominal value of €0.01 per ordinary share.

5. Perrigo Purchase Price

Upon consummation of the proposed acquisition of Perrigo, Perrigo ordinary shareholders will receive $75 of cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share.

(in millions, except share amounts)
Perrigo ordinary shares outstanding as of April 24, 2015	146,262,983
Perrigo ordinary shares to be issued to settle share-based awards (a)	935,423

Total estimated Perrigo ordinary shares to be acquired	147,198,406

Multiplied by equity exchange ratio	2.3

Number of Mylan shares to be issued to Perrigo Shareholders	338,556,334

Multiplied by Mylan closing share price as of May 1, 2015	$73.89

Estimated fair value of ordinary shares transferred	$25,015.9

Cash consideration per each Perrigo ordinary share to be acquired	$75.00

Estimated Cash Consideration	$11,039.9

Fair value of total consideration transferred	$36,055.8

Goodwill	$20,769.9

(a)	For purposes of calculating the fair value of the total consideration transferred, Mylan has assumed that upon consummation of the proposed acquisition, Perrigo ordinary shares would be issued to satisfy the exercise of options and settlement of other share-based awards under Perrigo share schemes (assuming exercise of such options and settlement of such awards at target levels of performance) and those shares are each exchanged for $75.00 in cash and 2.3 Mylan ordinary shares.

6. Perrigo Unaudited Pro Forma Combined Balance Sheet Adjustments

The following summarizes the pro forma adjustments in connection with the proposed acquisition of Perrigo to give effect to the acquisition as if it had occurred on January 1, 2014 for purposes of the unaudited pro forma condensed combined statements of operations and on December 31, 2014 for purposes of the unaudited pro forma condensed combined balance sheet. All pro forma adjustments presented below reflect Mylan estimated pro forma adjustments for Omega.

Notes to Unaudited Pro Forma Financial Statements - Continued

(in millions)	Note	Amount
Purchase consideration
Fair value of total consideration transferred	6a	$36,055.8

Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Perrigo’s net assets	6d	10,529.4
Cash consideration related to Omega acquisition	6b	(2,048.2)
Elimination of Perrigo’s historical goodwill	6j	(4,187.3)

Net assets to be acquired		4,293.9

Preliminary estimate of fair value adjustment of net assets acquired
Inventories	6f	110.0
Intangible assets, net	6h	15,587.0
Fair value of debt	6k	(200.0)
Deferred income tax liability	6i	(4,505.0)

Goodwill	6j	$20,769.9

a. The table below depicts a sensitivity analysis of the estimated purchase consideration and goodwill, assuming a 10% increase or decrease of the closing price of Mylan’s ordinary shares used to determine the total estimated purchase consideration.

	Price of Mylan Common Stock	Shares Exchanged	Calculated Value of Stock Consideration	Cash Consideration Transferred	Total Purchase Price	Total Goodwill
As of May 1, 2015	$73.89	338.6	$25,015.9	$11,039.9	$36,055.8	$20,769.9
Decrease of 10%	66.50	338.6	22,514.0	11,039.9	33,553.9	18,268.0
Increase of 10%	81.28	338.6	27,517.9	11,039.9	38,557.8	23,271.9

b. Reflects a reduction in Perrigo’s cash of $2.0 billion, with a corresponding adjustment to goodwill, to reflect the cash consideration paid by Perrigo to acquire Omega on March 30, 2015.

c. As a result of the proposed acquisition, Perrigo shareholders will receive 338,556,334 Mylan ordinary shares as consideration and $11.0 billion in cash.

d. Reflects the acquisition of $10.5 billion of historical book value of net assets of Perrigo as of December 31, 2014.

e. Reflects the recognition of $135.0 million of transaction costs expected to be incurred by Mylan. These fees are recorded against retained earnings solely for the purposes of this presentation. There is no continuing impact of these transaction costs on the combined operating results and, as such, these fees are not included in the pro forma statement of operations.

f. Represents the estimated adjustment to step-up inventory to fair value of $110.0 million. The estimated step-up in inventory is preliminary and is subject to change based upon final determination of the fair values of finished goods and work-in-process inventories. Mylan will reflect the fair value of the inventory of Perrigo as the acquired inventory is sold, which for purposes of this unaudited pro forma financial information is assumed to occur within the first year after closing.

g. The estimated fair value allocated to Perrigo’s historical property, plant and equipment in the unaudited pro forma balance sheet as of December 31, 2014 is based upon a preliminary assumption that the estimated fair value approximates the net book value. Changes in the estimated fair values are expected based on valuation studies and other analysis which have not been performed to date. This estimate is preliminary and

Notes to Unaudited Pro Forma Financial Statements - Continued

subject to change and could vary materially from the actual adjustment on the consummation date. Accordingly, for the purposes of these unaudited pro forma financial statements, Mylan believes, to the best of its knowledge, that the current book values of Perrigo’s and Omega’s property, plant and equipment represent the best estimate of fair value.

Based on estimated useful lives averaging approximately 25 years for buildings, for each $50 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $2.0 million.

Based on estimated useful lives averaging approximately 10 years for equipment, for each $30 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $3.0 million.

h. The fair value adjustment estimate for identifiable intangible assets of $15.6 billion is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset. Mylan’s assumptions as to the fair value of Perrigo’s (including Omega’s) identifiable intangible assets are based solely on publicly available information and these assumptions likely will change as it conducts, with the assistance of a third party, a valuation of Perrigo’s identifiable intangible assets following the completion of the proposed acquisition of Perrigo (including Omega).

The fair value adjustment estimate of identifiable intangible assets is preliminary and is determined using the “income approach,” which is a valuation technique that calculates an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated net cash flows for each year (including net revenues, cost of sales, research and development costs, selling and marketing costs, and working capital), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream, and other factors. We cannot assure you that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

i. Reflects the deferred income tax liability adjustment of $4.5 billion resulting from fair value adjustments for the inventory and identifiable intangible assets acquired. This estimate was determined based on the excess book basis over the tax basis of the inventory and identifiable intangible assets acquired at a 28.7% weighted average statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon Mylan’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed.

j. Reflects the elimination of the historical goodwill amount and the recognition of goodwill related to the proposed acquisition. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The estimated goodwill calculation is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed and finalization of the purchase price. Goodwill is not amortized, but is assessed at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable based on management’s assessment.

k. Reflects a $200 million adjustment to the fair value of Perrigo debt.

l. The adjustments relate to the elimination of Perrigo’s shareholder’s equity.

Notes to Unaudited Pro Forma Financial Statements - Continued

7. Abbott Business Unaudited Pro Forma Combined Income Statement Adjustments

Adjustments included in the accompanying unaudited pro forma statement of operations are represented by the following:

a. Represents an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the year ended December 31, 2014. The increase in amortization expense is recorded as follows:

(in millions)			Amortization
	Useful Lives	Fair Value	Year Ended December 31, 2014
Products Rights and Licenses	13 years	$4,523.0	$347.9
Contractual Rights	2-5 years	315.0	112.5

		$4,838.0	460.4
Less: Historical Amortization Expense of the Abbott Business			122.0

			338.4

b. Represents an adjustment to cost of goods sold for the amortization expense related to inventory fair value adjustment.

c. Represents the elimination of transaction costs included in the historical financial statements of Mylan and the Abbott Business. An adjustment totaling $97.2 million was reflected in the pro forma statements of operations to eliminate transaction costs incurred by Mylan and the Abbott Business of $50.2 million and $47.0 million, respectively, for the year ended December 31, 2014. There is no continuing impact of these transaction costs on the combined operating results, and, as such, these fees are not included in the unaudited pro forma statement of operations.

d. Represents an adjustment to depreciation expense associated with fair value adjustments to the property, plant and equipment for the year ended December 31, 2014.

e. A weighted average effective tax rate of 18.2% was applied to the applicable pro forma adjustments. The total effective tax rate of Mylan could be significantly different depending on the post-closing geographical mix of income and other factors.

f. Adjustment to increase Mylan ordinary shares outstanding after the closing of the Abbott Transaction. Abbott and its subsidiaries received 110,000,000 Mylan ordinary shares as consideration for the transfer of the Abbott Business, and in the Merger, each issued and outstanding share of Mylan common stock was converted into the right to receive one Mylan ordinary share.

Notes to Unaudited Pro Forma Financial Statements - Continued

8. Perrigo Unaudited Combined Income Statement Adjustments

Adjustments included in the accompanying unaudited pro forma statement of operations are represented by the following:

a. Represents an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the Year ended December 31, 2014. The increase in amortization expense is recorded as follows:

(in millions)			Amortization
	Useful Lives	Fair Value	Year Ended December 31, 2014
In-process Research and Development	Indefinite	$2,900.0	—
Trade Names	Indefinite	3,000.0	—

Licensing agreements	15	4,700.0	313.3

Product rights and trademarks	15	12,864.0	857.6

		$23,464.0	$1,170.9
Less: Historical Amortization Expense of the Perrigo Business			421.6

			$749.3

b. Represents an adjustment to cost of goods sold for the amortization expense related to inventory fair value adjustment.

c. Adjustment to tax effect the pro forma adjustments. A weighed average effective tax rate of 18.0% was applied to the applicable pro forma adjustments. The total effective tax rate of Mylan after completion of the proposed acquisition of Perrigo could be significantly different depending on the post-closing geographical mix of income and other factors.

d. Adjustment to increase Mylan ordinary shares outstanding after completion of the proposed acquisition of Perrigo. Under the terms of the offer, as amended on April 29, 2015, Perrigo shareholders will receive $75 in cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share. Refer to Note 5 for the computation of Mylan ordinary shares to be issued in connection with the proposed acquisition of Perrigo.

e. To record amortization of the $200.0 million fair value adjustment on the long-term debt over the remaining weighted average term of Perrigo’s long-term debt to be assumed in connection with the proposed acquisition.

9. Financing Adjustments

a. On April 24, 2015, the Company entered into a bridge credit agreement (the “Bridge Credit Agreement”) with the lenders from time to time party thereto and Goldman Sachs Bank USA as the Administrative Agent in connection with the offer. The Bridge Credit Agreement, amended on April 29, 2015, provides for a bridge credit facility (the “Bridge Facility”) under which Mylan may obtain loans up to an aggregate amount of approximately $12.5 billion. The Bridge Facility consists of a Tranche A Loan in an aggregate amount up to $11.0 billion and a Tranche C Loan in an aggregate amount up to $1.5 billion. The Tranche A Loans mature on the day that is 364 days after the Loans are funded, and the Tranche C loans mature on the day that is six months after the Loans are funded. The proceeds of the Bridge Facility will be applied solely to finance the acquisition, directly or indirectly (whether by way of the offer (and subsequent compulsory acquisition) or other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and costs related to the Acquisition to the extent that the cash portion of the consideration being paid as part of the Acquisition is not funded from our own resources and/or alternative funding sources.

Notes to Unaudited Pro Forma Financial Statements - Continued

Mylan expects to use the borrowings from the Bridge Facility to finance the proposed acquisition of Perrigo to the extent that the cash portion of the consideration under the offer is not funded from our own resources and/or alternative funding sources. The unaudited pro forma combined balance sheet is adjusted to reflect Tranche A borrowings of approximately $11.0 billion, which is classified as current in the unaudited pro forma condensed combined balance sheet.

For purposes of these unaudited pro forma statement of operations, we have assumed that the amounts outstanding under the Bridge Facility bear interest at LIBOR, plus an estimated margin ranging from 150—225 basis points. The pro forma adjustment to interest expense is approximately $237.1 million at a weighted average rate of approximately 2.2%.

It is assumed that Mylan will incur approximately $390.8 million of debt issuance costs for the Bridge Facility, primarily consisting of financing fees and commitment fees. Since the Bridge Facility has a maturity of less than one year, there is no adjustment to the pro forma statement of operations for these debt issuance costs as there is no continuing impact of the on Mylan’s results. The fees Mylan will ultimately pay and the level of net debt expected to be incurred could vary significantly from what is assumed in these unaudited condensed combined pro forma financial statements. Variances could arise from multiple factors including: other acquisitions Mylan may pursue, the amount of cash on hand at both Mylan and Perrigo at the time of the closing of the acquisition, actual timing and amount of borrowings and repayments under the Bridge Facility, the actual mix of permanent debt / equity financing, the actual fixed / floating mix of permanent debt financing and Mylan’s credit rating. Accordingly, the estimated debt and interest expense reflected in these unaudited pro forma condensed combined financial statements may change and the change could be significant. A 0.125 percent change in the interest rate could result in an increase or decrease in the pro forma interest expense of approximately $14 million for the year ended December 31, 2014.

b. On December 2, 2014, Perrigo issued $1.6 billion principal amount of Senior Notes to finance the acquisition of Omega. Mylan has included a pro forma interest expense adjustment of $59.0 million to reflect the estimated additional annual interest expense to be incurred under these Senior Notes.

c. A weighed average statutory rate of 18.0% was applied to the applicable pro forma adjustments. The total effective tax rate of Mylan after completion of the proposed acquisition of Perrigo could be significantly different depending on the post-closing geographical mix of income and other factors.

10. Comparative Per Share Information

The following table sets forth selected historical share information of Mylan and unaudited pro forma share information of Mylan after giving effect to the acquisition of the Abbott Business and the proposed acquisition of Perrigo.

You should read this information in conjunction with the combined financial statements of the Abbott Business and the related notes thereto, incorporated by refernce in this proxy statement, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015.

Notes to Unaudited Pro Forma Financial Statements - Continued

(in millions, except per share amounts)	Mylan N.V.
	Year Ended December 31, 2014
	Historical	Pro Forma
Earnings per ordinary share attributable to Mylan ordinary shareholders:
Basic	$2.49	$0.56

Diluted	$2.34	$0.55

Weighted average ordinary shares outstanding:
Basic	373.7	822.3

Diluted	398.0	846.6

11. Reconciliation of Perrigo’s Unaudited Historical Statement of Operations

A Reconciliation of Perrigo’s unaudited historical statement of operations for the twelve-month period ended December 31, 2014 is follows:

Mylan’s fiscal year ends on December 31. Perrigo’s fiscal year is a 52- or 53-week period, which ends the Saturday on or about June 30. In 2014, Perrigo’s fiscal year ended June 28. As the fiscal years differ by more than 93 days, financial information for Perrigo for the twelve months ended June 28, 2014 and the six-month periods ended December 27, 2014 and December 28, 2013 has been used in preparation of the unaudited pro forma consolidated financial statements. The Perrigo financial information for the twelve-month period ended December 27, 2014 was derived by adding the audited consolidated statement of operations of Perrigo for the year ended June 28, 2014 to the unaudited consolidated statement of operations of Perrigo for the six months ended December 27, 2014 and deducting the unaudited consolidated statement of operations of Perrigo for the six months December 28, 2013.

Notes to Unaudited Pro Forma Financial Statements - Continued

Consolidated Statements of Income

(in millions, except per share amounts)

	Twelve Months Ended June 28, 2014	Six Months Ended		Perrigo Twelve Months Ended December 27, 2014
		December 27, 2014	December 28, 2013
Net sales	$4,060.8	$2,023.1	$1,912.4	$4,171.5
Cost of sales	2,613.1	1,317.6	1,195.4	2,735.3

Gross profit	1,447.7	705.5	717.0	1,436.2

Operating expenses
Distribution	55.3	29.2	27.2	57.3
Research and development	152.5	89.8	69.8	172.5
Selling & Administration	619.9	260.8	330.8	549.9
Write-off of in-process research and development	6.0	—	6.0	—
Restructuring charges	47.0	4.2	17.0	34.2
Other	—	—	—	—

Total	880.7	384.0	450.8	813.9

Operating income	567.0	321.5	266.2	622.3
Interest, net	103.5	56.7	51.1	109.1
Other expense (income), net	12.4	61.9	5.1	69.2
Loss on sales of investments	12.7	—	—	12.7
Total loss on extinguishment of debt	165.8	9.6	165.8	9.6

Income from continuing operations before income taxes	272.6	193.3	44.2	421.7
Income tax expense	67.3	26.8	18.9	75.2

Net income	$205.30	$166.50	$25.30	$346.50

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website from which interested parties can electronically access our SEC filings, including the Registration Statement of which this proxy statement forms a part and the exhibits and schedules thereto. The address of that site is http://www.sec.gov. Our Internet website address is www.mylan.com. Information on our website does not constitute a part of this proxy statement.

On May 5, 2015, we filed a Registration Statement on Form S-4 to register with the SEC the offer and sale of the Mylan ordinary shares issued in the Transaction. In addition, on [●], 2015, we filed with the SEC a tender offer statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the Transaction. We may also file amendments to the Schedule TO. You should read these documents as they will contain important information. These documents will not be sent to you in hard copy form. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this proxy statement. You may also request that the information agent sends you all future documents, announcements and information in relation to the Transaction in hard copy form.

INCORPORATION BY REFERENCE

The SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be part of this proxy statement, except for any information that is superseded or modified by information included directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) that Mylan and Perrigo have previously filed or furnished with the SEC. These documents contain important information about Mylan and Perrigo and their financial condition, business and results. In addition, Mylan N.V. is considered the successor to Mylan Inc. for certain purposes under both the Securities Act and the Exchange Act, including for purposes of incorporation of certain documents by reference.

Mylan Inc. Filings (File No. 001-09114) Mylan N.V. (successor to Mylan Inc.) Filings (File No. 333-199681)	Period
Annual Report on Form 10-K	Year Ended December 31, 2014, as filed on March 2, 2015 (amended April 30, 2015)

Current Reports on Form 8-K	Filed on February 27, 2015 (amended March 26, 2015), April 3, 2015, April 6, 2015, April 8, 2015, April 24, 2015 (relating to the bridge loan credit facility) April 29, 2015 and May 1, 2015

Proxy Statement on Schedule 14A regarding the Acquired Abbott Business	Filed on December 24, 2014

Proxy Statement on Schedule 14A	Filed on March 10, 2014

Perrigo Filings (File No. 001-36353)	Period
Annual Report on Form 10-K	Fiscal Year Ended June 28, 2014, as filed on August 14, 2014.

Quarterly Report on Form 10-Q	Fiscal Quarter Ended September 27, 2014, as filed on November 6, 2014 and Fiscal Quarter Ended December 27, 2014, as filed on February 5, 2015

Current Reports on Form 8-K

Filed on November 12, 2014, November 20, 2014, November 20, 2014, November 21, 2014, November 24, 2014, November 25, 2014,

November 26, 2014, December 2, 2014, December 9, 2014, December 22, 2014, March 30, 2015, April 3, 2015, April 9, 2015, April 24, 2015 and April 29, 2015.

Proxy Statement on Schedule 14A	Filed on October 1, 2014

Mylan hereby further incorporates by reference additional documents that Mylan or Perrigo may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on and after the date of this proxy statement and prior to the consummation or termination of the Transaction (other than the portions of those documents not deemed to be filed and any report of Perrigo’s independent public accountants contained therein, which is not incorporated herein by reference because the consent of Perrigo’s independent public accountants has not yet been obtained nor has exemptive relief been granted to Mylan by the SEC). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K (or portions thereof) that are “filed” with the SEC, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this proxy statement upon written or oral request to the information agent at Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from the information agent without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM MYLAN, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN [●], 2015, OR FIVE BUSINESS DAYS BEFORE THE DATE OF THE EXTRAORDINARY GENERAL MEETING, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE DATE OF THE EXTRAORDINARY GENERAL MEETING. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

WE ARE ONLY RESPONSIBLE FOR THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN MAKING YOUR DECISION WHETHER TO VOTE ON THE PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●], 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

HOUSEHOLDING

In accordance with the notices previously sent to street name shareholders who share a single address, we are sending only one copy of this proxy statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding”, is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this proxy statement, we will promptly deliver the requested documents upon written or oral request to Mylan’s Corporate Secretary. If you are receiving multiple copies of this proxy statement, you can request householding by contacting Mylan’s Corporate Secretary at:

Mylan N.V.

Albany Gate, Darkes Lane

Potters Bar, Herts EN6 1AG

United Kingdom

+44 (0)  1707 853 000

OTHER MATTERS

The Dutch Civil Code does not permit any business to be voted on at the extraordinary general meeting of shareholders other than that stated in the notice of meeting unless the matter is unanimously approved by all votes cast and all issued shares are present or represented at the meeting.

RESPONSIBILITY STATEMENT

The directors of Mylan accept responsibility for the information contained in this document, save that the only responsibility accepted by the directors of Mylan in respect of the information in this document relating to Perrigo, the Perrigo group, the Perrigo board of directors and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of Mylan to verify this information). To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in, 1% or more of any class of ‘relevant securities’ of Perrigo or Mylan, all ‘dealings’ in any ‘relevant securities’ of Perrigo or Mylan (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (New York time) on the ‘business’ day following the date of the relevant transaction. This requirement will continue until the date on which the ‘offer period’ ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Perrigo or Mylan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Perrigo by Mylan or ‘relevant securities’ of Mylan by Perrigo, or by any party acting in concert with either of them, must also be disclosed by no later than 12 noon (New York time) on the ‘business’ day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

Interests in securities arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

Goldman Sachs International, which is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, and its affiliate, Goldman, Sachs & Co, are acting as joint financial adviser to Mylan and no one else in connection with Mylan’s proposed acquisition of Perrigo and will not be responsible to anyone other than Mylan for providing the protections afforded to clients of Goldman Sachs International, Goldman, Sachs & Co or any of their affiliates, nor for providing advice in relation to Mylan’s acquisition of Perrigo or any other matters referred to in this announcement. Neither Goldman Sachs International nor Goldman, Sachs & Co. nor any of their affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Goldman Sachs International, Goldman, Sachs & Co. or any of their affiliates in connection with this proxy statement, any statement contained herein, Mylan’s proposed acquisition of Perrigo or otherwise.

NO PROFIT FORECAST / ASSET VALUATIONS

No statement in this document is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Mylan or Perrigo as appropriate. No statement in this document constitutes an asset valuation.

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated herein by reference, contain “forward-looking statements.” Such forward-looking statements may include, without limitation, statements about the proposed Transaction, Mylan’s acquisition (the “Abbott Transaction”) of Mylan Inc. and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business (the “Abbott Business”), the benefits and synergies of the proposed Transaction or Abbott Transaction, future opportunities for Mylan, Perrigo, or the combined company and products, and any other statements regarding Mylan’s, Perrigo’s, or the combined company’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to the proposed Transaction, including as to the timing of the offer and compulsory acquisition, whether Perrigo will cooperate with Mylan and whether Mylan will be able to consummate the offer and compulsory acquisition, whether Mylan shareholders will provide the requisite approvals for the proposed Transaction, the possibility that competing offers will be made, the possibility that the conditions to the consummation of the offer will not be satisfied, and the possibility that Mylan will be unable to obtain regulatory approvals for the offer and compulsory acquisition or be required, as a condition to obtaining regulatory approvals, to accept conditions that could reduce the anticipated benefits of the offer and compulsory acquisition; the ability to meet expectations regarding the accounting and tax treatments of the proposed Transaction and the Abbott Transaction; changes in relevant tax and other laws, including but not limited to changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of Perrigo and the Abbott Business being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the proposed Transaction and the Abbott Transaction; the retention of certain key employees of Perrigo and the Abbott Business being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the proposed Transaction and the Abbott Transaction within the expected time-frames or at all and to successfully integrate Perrigo and the Abbott Business; expected or targeted future financial and operating performance and results; challenges to our business and strategic plans posed by the recent unsolicited non-binding expression of interest made by a large competitor to acquire all of our outstanding shares; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); success of clinical trials and our ability to execute on new product opportunities; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan, Perrigo, or the combined company; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with the Company’s business activities, see the risks described in Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 and our other filings with the SEC. These risks, as well as other risks associated with the Company, Perrigo and the combined company are also more fully discussed in the section entitled “Risk Factors” beginning on page 20 of this proxy statement. You can access Mylan’s filings with the SEC through the SEC website at www.sec.gov, and the Company strongly encourages you to do so. The Company undertakes no obligation to update any statements herein for revisions or changes after the filing date of this proxy statement.

All subsequent written or oral forward-looking statements concerning the offer, compulsory acquisition or other matters addressed in this proxy statement and attributable to Mylan or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.